CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.25% Senior Notes due 2025	$1,200,000,000	$139,080

(1)	Calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-207839

Prospectus supplement

To prospectus dated November 5, 2015.

WellCare Health Plans, Inc.

$1,200,000,000 5.25% Senior Notes due 2025

WellCare Health Plans, Inc. is offering $1,200,000,000 aggregate principal amount of 5.25% Senior Notes due 2025 (the “notes”).

Interest on the notes will be payable semiannually on April 1 and October 1 of each year, commencing on October 1, 2017. The notes will mature on April 1, 2025. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may redeem the notes in whole but not in part at the applicable redemption prices described under “Description of Notes—Optional Redemption” beginning on page S-33 of this prospectus supplement. If we undergo a change of control under certain circumstances, we may be required to offer to purchase the notes from holders at a price equal to 101% of the principal amount plus any accrued and unpaid interest thereon to the date of purchase.

	Per note	Total

Public offering price	100.000%	$1,200,000,000
Underwriting discount	1.25%	$15,000,000
Proceeds (before expenses)	98.75%	$1,185,000,000

Interest on the notes will accrue from March 22, 2017 to the date of delivery.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement and page 2 of the accompanying prospectus to read about important factors you should consider before investing in the notes.

No one may use this prospectus supplement to offer and sell these securities unless it is accompanied by the prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about March 22, 2017.

Joint book-running managers

J.P. Morgan

SunTrust Robinson Humphrey

Wells Fargo Securities

Goldman, Sachs & Co.

BofA Merrill Lynch

MUFG

Co-manager

US Bancorp

The date of this prospectus supplement is March 8, 2017

Prospectus supplement

Prospectus

You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or contained or incorporated by reference in this prospectus supplement and accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

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About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Cautionary notice regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain statements that are not historical fact and that may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we intend such statements to be covered by the safe harbor provisions for forward-looking statements contained therein. Such statements, which may address, among other things, our financial outlook, the timing of the launch of new programs, pending new Medicaid contracts, the appropriation and payment to us by state governments of Medicaid premiums receivable, statements regarding pending acquisitions, such as members to be acquired, the transaction’s financial impact, and the timing and satisfaction of closing conditions, rate changes, market acceptance of our products and services, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, including any repeal, replacement or modification of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), implementation of our growth strategies, projected capital expenditures, liquidity and the availability of additional funding sources may be found in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues,” “intends” or the negative of such terms or other comparable terminology. You are cautioned that forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. Please refer to Risk Factors in this prospectus supplement, the accompanying prospectus and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of certain risks which could materially affect our business, financial condition, cash flows, and results of operations. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s expectations and beliefs about future events and circumstances. Given the risks and uncertainties inherent in forward-looking statements, any of our forward-looking statements could be incorrect, and investors are cautioned not to place undue reliance on any of our forward-looking statements. Subsequent events and developments may cause actual results to differ, perhaps materially, from our forward-looking statements. We undertake no duty and expressly disclaim any obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation, delay, suspension or amendment of our state and federal contracts. In addition, our results of operations and estimates of future earnings depend, in large part, on accurately estimating and effectively managing health benefits and other operating expenses. A variety of factors may affect our premium revenue, medical expenses, profitability, cash flows, and liquidity including the outcome of any protests and litigation related to Medicaid awards, competition, changes in health care practices, changes in the demographics of our members, higher than expected utilization of health care services by our members, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or suspensions or terminations of our contracts with government agencies, new technologies, such as new, expensive medications, potential reductions in Medicaid and Medicare revenue, the appropriation and payment to us by state governments of Medicaid premiums receivable, our ability to negotiate actuarially sound rates, especially in new programs with limited experience, government-imposed surcharges, taxes or assessments, changes to how provider payments are made by governmental payors, the ability of state customers to launch new programs on their announced timelines, the timing of the approval by the Centers for Medicare & Medicaid Services (“CMS”) of Medicaid contracts, or changes to the contracts or rates required to obtain CMS approval, major epidemics, disasters and numerous other factors affecting the delivery and cost of health care, such as major health care providers’ inability to maintain their operations, our ability to implement healthcare value-added programs and our ability to control our medical costs and other operating expenses, including through our vendors. Governmental action or inaction could result in premium revenues not increasing to offset any increase in medical costs, the ACA industry fee or other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, costs that exceed our estimates or our regulators’ actuarial pricing assumptions during such periods generally may not be able to be recovered through higher premiums or rate adjustments. Furthermore, if we are unable to estimate accurately incurred but not reported medical costs in the current period, our future profitability may be adversely affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.

In addition, the risks and uncertainties include, but are not limited to, our progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, delivering prudent, profitable growth, our ability to effectively estimate and manage growth, our ability to address operational challenges relating to new business, including, but not limited to, the outcome of any protests and litigation related to Medicaid awards, our ability to meet the requirements of readiness reviews, the timing and ability to satisfy closing conditions for pending acquisitions, including receipt of regulatory approvals, adjustments to the purchase price of pending acquisitions and its manner of payment, our ability to effectively execute and integrate acquisitions, and the performance of our acquisitions once acquired. Due to these factors and risks, we may be required to write down or take impairment charges of assets associated with acquisitions. Furthermore, at both the federal and state government levels, legislative and regulatory proposals have been made related to, or potentially affecting, the health care industry, including, but not limited to, repeal, replacement or modification of the ACA, reform of the Medicaid and Medicare programs, limitations on managed care organizations, changes to membership eligibility, and benefit mandates. Any such legislative or regulatory action could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical and administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect or ramifications of such future legislation, action or regulation on our business.

Where you can find additional information and incorporation by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.wellcare.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement and accompanying prospectus or our other securities filings and is not a part of these filings.

This prospectus supplement and accompanying prospectus are part of a registration statement that we have filed with the SEC relating to the debt securities offered thereby. This prospectus supplement and accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

We “incorporate by reference” into the accompanying prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of the accompanying prospectus and later information that we file with the SEC will automatically update and supersede that information. The accompanying prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference; provided, however, that we are not incorporating any information that is deemed, under SEC rules, to have been furnished rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017; and

•

our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders filed with the SEC on April 11, 2016 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015).

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference; provided, however, that we are not incorporating any information we furnish rather than file.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

WellCare Health Plans, Inc.

8735 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Internet Website: www.wellcare.com

Summary

The following summary highlights selected information contained in this prospectus supplement or contained or incorporated by reference in the accompanying prospectus, and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus including the financial data and related notes, and risks discussed in “Risk Factors” below, and the documents incorporated by reference herein or therein, before making a decision to invest in the notes. The terms “WellCare,” “the Company,” “we,” “us” and “our” refer to WellCare Health Plans, Inc. and its consolidated subsidiaries, unless we specify or the context clearly indicates otherwise.

Our company

Our business model and strategy are differentiated from many other large managed care companies because we focus exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage (“MA”) and Medicare Prescription Drug Plans (“PDPs”) to families, children, seniors and individuals with complex medical needs. As of January 1, 2017, we served approximately 4.0 million members in 50 states and the District of Columbia.

We estimate that we are among the largest managed care organizations providing Medicaid managed care services plans, MA plans and PDPs, all as measured by membership. We believe that our broad range of experience and government focus allows us to effectively serve our members, partner with our providers, government clients and communities we serve, and efficiently manage our ongoing operations.

Over the past few years, successful execution against this differentiated strategy has helped us to grow and diversify our revenues. For the year ended December 31, 2016, we generated total revenues of $14.2 billion compared with total revenues of $7.4 billion for the year ended December 31, 2012.

We focus on serving Medicaid and Medicare members, by understanding their special needs, challenges, and the communities in which they live. We have developed expertise in three major areas of government-sponsored managed care: Medicaid, MA and PDPs. Our strategy is to diversify our sources of revenue and earnings, and, consequently, to provide a strong and stable capital position so we can serve our government partners and members. Our vision and mission are achieved by focusing on integrated care management, local markets and community advocacy, regulatory and provider partnerships and delivering prudent, profitable long-term growth.

As of December 31, 2016, we operated Medicaid health plans in Arizona, Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New Jersey, New York and South Carolina. In addition, we offered MA coordinated care plans (“CCPs”) in certain counties in Arizona, Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Mississippi, New Jersey, New York, South Carolina, Tennessee and Texas. We also offered stand-alone Medicare PDPs in 50 states and the District of Columbia. Effective January 1, 2017, we began serving Medicaid members statewide in Nebraska.

As of December 31, 2016, our Medicare plans are offered under the WellCare name, for which we hold a federal trademark registration, with the exception of our Hawaii CCP and California CCP, which we offer under the names ‘Ohana and Easy Choice, respectively. For our Medicaid plans, we offered a number of brand names depending on the state, consisting of the Care1st brand name in Arizona, the Staywell brand name in Florida, the ‘Ohana brand name in Hawaii, the Harmony brand name in Illinois, the Missouri Care brand name in Missouri and the WellCare brand name in Georgia, Kentucky, New Jersey, New York and South Carolina.

We manage our business in three reportable segments: Medicaid Health Plans, Medicare Health Plans and Medicare PDPs.

In the following table, we have summarized membership for our business segments in each state that exceeded 5% of our total membership, as well as all other states in the aggregate, as of December 31, 2016:

State	Medicaid health plans	Medicare health plans	Medicare PDPs	Total membership	Percent of total
Florida	780,000	94,000	28,000	902,000	23%
Georgia	571,000	40,000	23,000	634,000	16%
Kentucky	440,000	9,000	20,000	469,000	12%
New York	137,000	43,000	57,000	237,000	6%
Illinois	166,000	16,000	27,000	209,000	5%
All other states(1)	450,000	143,000	854,000	1,447,000	38%

Total	2,544,000	345,000	1,009,000	3,898,000	100%

(1)	Represents the aggregate of all states that individually have less than 5% of total membership.

For the year ended December 31, 2016, we generated total revenues, net income and Adjusted EBITDA of $14.2 billion, $242.1 million and $739.5 million, respectively. For a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP financial measure, see “Summary of Historical Financial Data—Other financial data.”

Our industry

Government-sponsored coverage in the United States is an important element of the health care system. According to CMS, federal and state spending on Medicaid, Children’s Health Insurance Programs (“CHIPs”), and Medicare is estimated to have exceeded $1.2 trillion and aided over 130 million people in 2016. By 2025, CMS anticipates spending on these three programs will increase by 79%. In 2016, the Congressional Budget Office estimated, based on average monthly enrollment, that approximately 77 million people were covered by the joint state and federally funded Medicaid program (including CHIPs) and approximately 55 million people were covered by the federally funded Medicare program.

Managed care solutions have a well-established track record of helping governments improve health care quality and access for beneficiaries while strengthening the fiscal sustainability of these programs. Given economic conditions, demographics, budget challenges, and the proven success of managed care programs, we believe federal and state governments will continue to turn to managed care solutions to help achieve program objectives.

A “managed care” plan is an integrated health care delivery system that manages health care services for an enrolled population rather than simply providing or paying for these services. Services within managed care plans are usually delivered by providers who are under contract to, or employed by, the plan. Managed care plans use a variety of approaches to “manage” care, including care and disease management, capitation, risk-sharing or value-based arrangements with providers, the use of primary care physicians to act as health care “gatekeepers” and the use of preferred provider networks.

Medicaid

Medicaid provides medical assistance to low-income and disabled persons and is implemented and operated by each state. Medicaid is funded and regulated by both the state and federal governments. Within federal guidelines, each state establishes its own eligibility standards; determines the type, amount, duration and scope of services; sets the rate of payment for services; and administers its own program. This results in considerable variation in the types of services covered and the amount of care provided across states. Many states offer a variety of public programs, including Temporary Assistance for Needy Families (“TANF”), Supplemental Security Income (“SSI”), Aged, Blind and Disabled (“ABD”) as well as other state-based programs that are not part of the Medicaid program, such as CHIPs and Managed Long-Term Care (“MLTC”) programs, including long-term services and supports. TANF generally provides assistance to low-income families with children. ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIPs provide assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. See further discussion below under “Children’s Health Insurance Program (CHIP).” MLTC programs are designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to stay in their homes and communities as long as possible.

Once awarded, our Medicaid program contracts generally have terms of one to three years. Most of these contracts provide for renewal upon mutual agreement of the parties, or at the option of the government agency, and both parties have certain early termination rights. Generally, under state regulation, these contracts are only renewable for a limited amount of time prior to reprocurement in the states that require procurements. In addition to the operating requirements listed above, state contract requirements and regulatory provisions applicable to us generally set forth detailed provisions relating to subcontractors, marketing, safeguarding of member information, fraud, waste and abuse reporting, grievance procedures and timely submission of encounter data.

Children’s health insurance program (CHIP)

We provide services under CHIPs in ten states, including our Nebraska program which commenced on January 1, 2017. In some states, like Hawaii, those beneficiaries are served as a part of the state’s Medicaid program. These CHIPs are referred to as expansion programs. In other states, including New York and Florida, the state’s CHIP is operated separately. CHIP was established in 1997 to serve low-income, uninsured children. In some states, the program was extended to the parents of those children. As a result of the ACA, parents previously covered under CHIP may now instead be covered through the state’s Medicaid expansion or may be eligible for premium assistance and other subsidies through the state or federal exchange, as applicable. The ACA maintained CHIP eligibility standards for children in place as of enactment through 2019. The Medicare Access and CHIP Reauthorization Act of 2015 was enacted in April 2015, which, among other things, preserved and extended CHIP funding through fiscal year 2017.

Medicare

The Medicare program provides health care coverage primarily to individuals age 65 or older as well as to individuals with certain disabilities and consists of four parts, labeled A through D. Part A provides hospitalization benefits financed largely through Social Security taxes and requires beneficiaries to pay out-of-pocket deductibles and coinsurance. Part B provides benefits for medically necessary services and supplies including outpatient care, physician services, and home health care. Beneficiaries enrolled in Part B are required to pay monthly premiums and are subject to annual deductibles. Parts A and B are referred to as “Original Medicare.”

Medicare beneficiaries may elect to receive their Medicare benefits through MA plans as an alternative to Original Medicare. Under MA, private health plans, including health maintenance organizations (“HMO”) and preferred provider organizations, contract with CMS to provide benefits that are comparable to, or that may be more attractive (such as including prescription drug coverage and supplemental benefits) to Medicare beneficiaries than Original Medicare in exchange for a fixed monthly per member payment that varies based on the county in which a member resides, the demographics of the member and the member’s health condition. MA plans may also charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits.

Beneficiaries enrolled in Original Medicare can either join a stand-alone PDP plan or forgo Part D prescription drug coverage. Beneficiaries enrolled in MA plans can join a plan with Part D coverage (an “MA-PD” plan), select a stand-alone PDP plan or forgo Part D prescription drug coverage. Beneficiaries who are dually eligible for Medicare and Medicaid, and certain beneficiaries who qualify for a low-income subsidy (“LIS”), but who do not enroll in an MA plan with drug benefits or a PDP, are automatically assigned to a plan by CMS. These assignments are made among those PDPs that submitted bids below the applicable regional benchmarks for standard Part D plans established annually by CMS.

All managed care plans offering Part D (PDP and MA-PD) bid on providing Part D benefits in June of each year. Based on the bids submitted, CMS establishes a benchmark for each of the 34 regions. CMS pays the Part D plans a percentage of the benchmark on a per member per month basis with the remaining portion of the premium being paid by the Medicare member. Members whose income falls below 150% of the federal poverty level qualify for the federal LIS, through which the federal government helps pay the member’s Part D premium and certain other cost sharing expenses.

Our MA and PDP plan contracts with CMS are on a calendar-year basis. CMS requires that each plan meet certain regulatory requirements including, as applicable: provisions related to enrollment and disenrollment; restrictions on marketing activities; benefits or formulary requirements; quality assessment; encounter data reports; fraud, waste and abuse monitoring; maintaining relationships with health care providers; and responding to appeals and grievances.

Our strategy

We focus on serving Medicaid and Medicare members, by understanding their special needs, challenges, and the communities in which they live. We have developed expertise in three major areas of government-sponsored managed care: Medicaid, MA and PDPs.

Our strategy is to diversify our sources of revenue and earnings, and, consequently, to provide a strong and stable capital position so we can serve our government partners and members. Our vision and mission are achieved by focusing on integrated care management, local markets and community advocacy, regulatory and provider partnerships and delivering prudent, profitable long-term growth.

Integrated care management

The members that we serve include lower income individuals, members with medically-complex conditions, and those who are dually eligible for Medicaid and Medicare. We are committed to continually improving the quality of care and service that we provide to our members, and to help them access the right care at the right time in the appropriate setting. We are focused on preventive health, wellness and an integrated care management model bringing together medical, behavioral, social and pharmacy programs that assist our government partners to provide quality care within their fiscal constraints. We have invested in a flexible model of care that adapts to the needs of our members through appropriate degrees of intensity, which we anticipate will improve our member care, quality, accreditations, CMS quality ratings for our MA and PDP plans (“Star Ratings”) and, ultimately, our financial results. Providing a more comprehensive and integrated set of services provides a better care experience for our members.

Local markets and community advocacy

WellCare’s “mission to serve” starts with our members, but it does not end there. We achieve greater presence and support through our local market structure. In each of the states in which we operate, we have a market leader who manages customer-facing functions such as member outreach, provider engagement and quality management, and state regulatory and government relations. We are committed to closing the social care gaps with our care model through collaboration with local community and social groups that are targeted at serving members who may be economically disadvantaged. Our commitment includes breaking down barriers preventing our members from attaining the health care they need by connecting them not only to medical professionals, but also to community-based resources such as food banks, housing assistance, transportation, and child care and education programs.

Regulatory and provider partnerships

We build advanced government and provider partnerships to further enhance health care delivery and improve the quality of and access to health care services for our members via high-performing, cost-effective health care solutions. Our provider networks, community support relationships, service infrastructure, and other elements of our business model all are targeted to serving Medicaid and Medicare eligible members who may be economically disadvantaged. In each community that WellCare serves, we focus on developing a comprehensive and collaborative provider network, which is essential to delivering quality health care to our members and value to our government partners. Our experience, exclusive commitment to government-sponsored managed care programs and regulatory relationships, provides improved budget predictability and innovative health care solutions that emphasize collaborative and holistic care coordination, supportive disease management and preventative care.

Delivering prudent, profitable long-term growth

We pursue opportunities for prudent, profitable growth in markets with a substantial concentration of dual-eligible and medically-complex members, such as long-term services and supports and the aged, blind and disabled. These opportunities are achieved through bidding on Medicaid procurements of new and existing programs. Long-term growth also includes our intent to enter new service areas for Medicare Advantage. We grow organically by creating provider networks, community advocacy, marketing and other capabilities required to expand progressively into new service areas and offer new products. We also seek to acquire and integrate attractive Medicare or Medicaid businesses that strengthen our market position or capabilities.

We align our expense structure with our revenue base and continually assess opportunities to maintain appropriate medical benefit ratios, obtain actuarially-sound rates, manage administrative costs to generate earnings that enable us to reinvest in our business and members. With respect to medical benefits expense, our initiatives are focused on quality improvement, reductions in unit costs as well as optimizing utilization of services, and eliminating waste and abuse of medical and pharmacy services and products. We also continue to invest in technology, regulatory compliance and other infrastructure with the objectives, among others, of improving efficiency and service quality to our members.

Our credit strengths

Robust growth profile for government health care programs

Government-sponsored coverage in the United States is an important element of the health care system. According to CMS, federal and state spending on Medicaid, CHIPs, and Medicare is estimated to have exceeded $1.2 trillion and aided over 130 million people in 2016. By 2025, CMS anticipates spending on these three programs will increase by 79% with Medicaid alone increasing to $958 billion. In 2016, the CBO estimated, based on average monthly enrollment, that approximately 77 million people were covered by the joint state and federally funded Medicaid program (including CHIPs) and approximately 55 million people were covered by the federally funded Medicare program.

Managed care solutions have a well-established track record of helping governments improve health care quality and access for beneficiaries while strengthening the fiscal sustainability of these programs. Given economic conditions, demographics, budget challenges, and the proven success of managed care programs, we believe federal and state governments will continue to turn to managed care solutions to help achieve program objectives.

For example, in 2016, approximately 27% of the total Medicaid population of 72 million was in fee-for-service programs, but represented approximately 55% of the approximately $576 billion in total Medicaid expenditures. Conversely, 73% of the Medicaid population was in managed care, and represented approximately 45% of the expenditures.

Managed care solutions for Medicare beneficiaries include the MA and PDP programs. Many of the individuals aging into Medicare face financial challenges, particularly with respect to limited financial assets that are insufficient to pay expenditures during retirement. We believe that MA plans and PDPs offer beneficiaries the opportunity to better predict and pay health care-related expenditures than would be the case with Original Medicare. The percentage of Medicare-eligible beneficiaries participating in MA has increased from 24% in 2009 to 34% in 2017. We expect continued growth in MA driven by an increasing number of people aging into Medicare eligibility, and increased penetration.

In October 2016, CMS announced 2017 MA and PDP Star Ratings. The Star Rating for eight of our 13 MA plans, which served approximately 65% of our December 31, 2016 MA membership, received an overall rating of 3.0 stars or higher, including Arizona, California, Connecticut, Florida, Georgia, Hawaii, Kentucky and Texas. Our remaining five MA plans each received a score of 2.5 for 2017.

Track record of growth

We have grown our total revenues from $7.4 billion for the year ended December 31, 2012 to $14.2 billion for the year ended December 31, 2016.

Premiums in 2016 increased reflecting organic membership growth in our Medicaid Health Plans segment, the acquisition of certain assets of Advicare Corp. (“Advicare”) and net rate increases in our Medicaid Health Plans segment. Membership increased 3.5% in 2016 compared with 2015, primarily due to the Medicaid membership acquired from Care1st Health Plan Arizona, Inc. and One Care by Care1st Health Plan of Arizona, Inc. (together,

“Care1st Arizona”) and Advicare during 2016, as well as organic membership growth in New York and Missouri, partially offset by a decline in our PDP and MA membership as a result of our 2016 bid strategy.

Recent developments

On January 1, 2017, we began serving Medicaid beneficiaries under Nebraska’s Medicaid Managed Care program, Heritage Health. Our Nebraska contract has an initial five-year term and two additional one-year renewal options at the discretion of the Nebraska Department of Administrative Services. As of January 1, 2017, we served approximately 71,000 Medicaid members in Nebraska.

On December 31, 2016, we completed the acquisition of Care1st Arizona from Care1st Health Plan, an affiliate of Blue Shield of California, for approximately $163.8 million, inclusive of statutory capital and subject to certain adjustments. Care1st Arizona serves approximately 117,000 Medicaid beneficiaries and 2,000 Medicare beneficiaries in Maricopa and Pima counties, Arizona’s largest geographic service areas. The transaction was funded with available cash on hand. Since the transaction was completed on December 31, 2016, Care1st Arizona’s 2016 results of operations were not significant to our consolidated statement of comprehensive income for the year ended December 31, 2016.

In December 2016, we entered into a definitive agreement to acquire certain assets, including Medicaid membership and certain provider contracts, from Phoenix Health Plan (“PHP”), a wholly owned managed care subsidiary of Tenet Healthcare. As of January 1, 2017, PHP provides health benefits to more than 50,000 Medicaid beneficiaries in Maricopa County, Arizona. The transaction is expected to close by the second quarter of 2017, pending regulatory approvals and the satisfaction of other customary closing conditions. The transaction is expected to be funded with available cash on hand.

In December 2016, we entered into a contract amendment with the Kentucky Department of Medicaid Services that renewed our participation in the Kentucky Medicaid program through June 30, 2017, and included three additional one-year renewal periods upon mutual agreement.

In November 2016, we entered into a definitive agreement with Universal American Corp. (“UAM”), to acquire all of the outstanding stock of UAM in an all cash transaction valued at approximately $800.0 million. As of January 31, 2017, UAM served approximately 72,000 MA members in Texas and approximately 47,000 members in the northeast, primarily New York, which would increase our MA membership by 34%. In addition, UAM partnered with Accountable Care Organizations in 10 states as of January 1, 2017, five of which were in WellCare MA markets. The transaction is expected to be funded with available cash on hand and to close by the second quarter of 2017, pending regulatory approvals and the satisfaction of other customary closing conditions.

In October 2016, we received a Notice of Award from the Missouri Office of Administration, Division of Purchasing to continue to participate in the MO HealthNet Managed Care (Medicaid) program, including expansion of our Medicaid program statewide. Services under the new contract are expected to begin on May 1, 2017, with an initial one-year term and four additional one-year renewal options. As of December 31, 2016, we served approximately 121,000 Medicaid members in Missouri.

In September 2016, we repaid $100.0 million of the $200.0 million borrowed under our credit facility, and as a result $100.0 million remained outstanding as a component of our long-term debt as of December 31, 2016. In January 2016, we had entered into a new $850.0 million senior unsecured revolving credit facility, replacing and terminating the previous senior unsecured credit facility. Upon closing, through a combination of $200.0 million borrowed as a revolving loan under our credit facility and $100.0 million in cash, we repaid in full the $300.0 million term loan due in September 2016 (the “Term Loan”) under the previous credit facility.

In 2016, we entered into a new contract with Georgia Department of Community Health (“Georgia DCH”) and anticipate services under that contract will commence on July 1, 2017, with an initial one-year term and four additional one-year renewal options at Georgia DCH’s discretion. The new contract is subject to approval by CMS. As of December 31, 2016, we served approximately 571,000 Medicaid members in Georgia.

In June 2016, we completed the acquisition of certain assets of Advicare, a managed care organization that provides Medicaid benefits in South Carolina. The acquired assets primarily relate to members who were transferred to our Medicaid plan in South Carolina, as well as certain provider agreements.

In March 2016, we extended our contract with the New York State Department of Health to continue providing managed care services for children as part of the Child Health Plus program in 16 counties. The extension runs through September 2019 and does not require annual renewals.

Effective January 1, 2016, we transitioned our pharmacy benefits management to CVS Health Corporation.

Company information

We were formed as a Delaware limited liability company in May 2002 and began our operations in Florida, New York, and Connecticut. We completed the acquisition of the health plans through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc. Our common stock is listed on the New York Stock Exchange under the symbol “WCG.” Our principal offices are located at 8735 Henderson Road, Renaissance One, Tampa, Florida 33634 and the telephone number is 813-290-6200. Our internet address is www.wellcare.com. Information on our website does not constitute a part of, and is not incorporated into, this prospectus supplement.

Our organization structure

The chart below depicts the organizational structure of our legal entities as of the date of this prospectus supplement, excluding dormant entities and intermediate holding companies with no operations:

The only obligor of the notes will be WellCare Health Plans, Inc.

The offering

The following summary contains the principal terms of the notes. This summary does not contain all of the information that may be important to you in making a decision to invest in the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the entire prospectus supplement, including the financial data and related notes, and the sections entitled “Description of Notes,” “Risk Factors” and “Forward-Looking Statements.”

Issuer	WellCare Health Plans, Inc.

Notes Offered	$1,200,000,000 in aggregate principal amount of 5.25% senior notes due 2025 (the “notes”).

Maturity	The notes will mature on April 1, 2025.

Interest rate	The notes will bear interest at a rate of 5.25% per annum.

Interest will accrue from March 22, 2017. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest payment dates	Interest on the notes will be payable semiannually on April 1 and October 1 of each year.

Guarantees	As of the issue date, none of our subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners, unless our subsidiaries become guarantors of the notes. Certain of our operating subsidiaries are licensed insurance companies or health management organizations in the jurisdictions in which we do business. Applicable laws and related regulations require approval by the state regulators in order for certain of our subsidiaries to guarantee the notes. We have not sought, nor do we intend to seek, such approval.

In the future, the notes will be fully and unconditionally guaranteed on a senior basis by each of our U.S. subsidiaries that becomes a guarantor of certain types of our other debt. See “Description of Notes—Limitation on Issuances of Guarantees of Indebtedness.”

Ranking	The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our existing and future indebtedness that is not expressly subordinated thereto (including outstanding amounts under our unsecured credit agreement (the “Credit Agreement”)), senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the notes will be structurally subordinated to all indebtedness of our subsidiaries (unless our subsidiaries become guarantors of the notes).

As of December 31, 2016, as adjusted to give effect to this offering and the use of proceeds therefrom, we would have had approximately $1.2 billion of principal amount of indebtedness outstanding (none of which is secured indebtedness), and our subsidiaries had approximately $3.1 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners (excluding intercompany liabilities). As of December 31, 2016, our subsidiaries held cash, cash equivalents and investments of $4.1 billion, excluding restricted investments. As of December 31, 2016, WellCare Health Plans, Inc. held cash, cash equivalents and investments of $4.0 million.

Optional redemption	Prior to April 1, 2020, we may redeem up to 40% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Prior to April 1, 2020, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date and a make-whole premium as described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

On or after April 1, 2020, we may redeem all or a portion of the notes at any time at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Change of control offer	If we experience certain change of control events, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset sale offer	If we sell assets under certain circumstances we must offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Restrictive covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	create certain liens;

•	incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, and in the case of our subsidiaries, guarantee indebtedness;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	merge or consolidate with other entities.

These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the notes receiving an investment grade credit rating. See “Description of Notes—Certain Covenants.”

No established trading market	The notes will not be listed on any securities exchange or on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Form and denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be book-entry only and registered in the name of a nominee of the Depository Trust Company (“DTC”). Investors may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

Use of proceeds	We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting the underwriting discount and commission and estimated offering expenses, will be approximately $1,181.9 million. The net proceeds will be used, to redeem or repay $900.0 million aggregate principal amount of our 5.75% Senior Notes due 2020 (the “old notes”) and to pay related premiums, accrued interest and fees and expenses associated with such redemption or repayment, to repay the amounts outstanding from time to time under our 2016 Revolving Credit Facility, and thereafter for general corporate purposes, including organic growth and working capital. See “Use of Proceeds.”

Risk factors

You should refer to the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and the other information included in this prospectus supplement and incorporated by reference in the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes, including factors affecting forward-looking statements.

Summary of historical financial data

The following table sets forth our summary financial data. This information should be read in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016. Totals in the table below may not equal the sum of individual line items as all line items have been rounded.

Operating data

	For the years ended december 31,
(in millions)	2014	2015	2016

Revenues:
Premium:
Adjusted Medicaid Health Plans	$7,572.8	$8,760.4	$9,144.4
Medicaid premium taxes	76.5	94.7	110.0
Medicaid state ACA industry fee reimbursement	124.6	219.2	244.9

Total Medicaid Health Plans (GAAP)	7,773.9	9,074.3	9,499.3
Medicare Health Plans	3,963.2	3,898.8	3,876.6
Medicare PDPs	1,178.4	901.7	845.0

Total premium	12,915.5	13,874.8	14,220.9
Investment and other income	44.4	15.4	16.2

Total revenues	12,959.9	13,890.2	14,237.1

Expenses and other:
Medical benefits:
Medicaid Health Plans	6,853.1	7,866.8	8,188.5
Medicare Health Plans	3,506.9	3,401.7	3,278.5
Medicare PDPs	1,095.2	710.0	622.4

Total medical benefits	11,455.2	11,978.5	12,089.4

	For the years ended December 31,
(in millions)	2014	2015	2016

Selling, general and administrative:
Adjusted SG&A expense	981.2	1,070.5	1,105.3
Investigation costs	37.6	30.4	16.0
Sterling divestiture costs	—	2.0	1.7
PBM transitory costs	—	18.1	4.9
Iowa SG&A costs	—	11.9	5.2

Total SG&A (GAAP)	1,018.8	1,132.9	1,133.1
ACA industry fee	137.7	227.3	228.4
Medicaid premium taxes	76.5	94.7	110.0
Depreciation and amortization	59.9	72.6	87.6
Impairment and other charges(1)	24.1	—	—
Interest	39.4	54.2	59.1
Gain on divestiture of business	—	(6.1)	—

Total expenses net	12,811.6	13,554.1	13,707.6

Income from operations	148.3	336.1	529.5
Bargain purchase gain(2)	29.5	—	—
Income before income taxes	177.8	336.1	529.5
Income tax expense	114.1	217.5	287.4

Net income	$63.7	$118.6	$242.1

Operating Statistics:
Medical benefits ratio:
GAAP Medicaid Health Plans	88.2%	86.7%	86.2%
Adjusted Medicaid Health Plans(3)	90.5%	89.8%	89.5%
Medicare Health Plans	88.5%	87.2%	84.6%
Medicare PDP	92.9%	78.7%	73.7%

SG&A ratio:(4)
As determined under GAAP	7.9%	8.2%	8.0%
Adjusted SG&A expense ratio	7.7%	7.9%	8.0%

	As of December 31,
	2014	2015	2016

Membership:
Medicaid Health Plans	2,310,000	2,388,000	2,544,000
Medicare Health Plans	417,000	354,000	345,000
Medicare PDPs	1,392,000	1,025,000	1,009,000
Consolidated	4,119,000	3,767,000	3,898,000

(1)	We recognized approximately $24.1 million in impairment and other charges, $18.0 million of which primarily relates to the partial impairment of certain intangible assets recorded in the 2012 acquisition of Easy Choice Health Plan, Inc. (“Easy Choice”). The remaining charges also include a charge for the full impairment of intangible assets associated with the purchase of our Arizona MA plan after we concluded during 2014 to exit the Arizona MA market in 2015, and charges resulting from the resolution of certain matters related to the purchase price of our 2013 acquisitions.

(2)	The estimated fair value of the net tangible and intangible assets that we acquired in connection with the acquisition of Windsor Health Group (“Windsor”) has exceeded the total consideration paid, and payable, to the seller by approximately $29.5 million. We recognized the excess fair value as a bargain purchase gain, in accordance with accounting rules related to business combinations, after consideration of all relevant factors.

(3)	Medical benefits ratio (“MBR”) measures the ratio of our medical benefits expense to premium revenue. Because reimbursements for Medicaid premium tax and ACA industry fee impacts are both included in the premium rates or reimbursement established in certain of our Medicaid contracts and also recognized separately as a component of expense, we exclude these reimbursements from premium revenue when calculating key ratios as we believe that their impact is not indicative of operating performance. For GAAP reporting purposes, Medicaid premium taxes and Medicaid state ACA industry fee reimbursements are included in premium revenue.

(4)	The SG&A ratio, as determined under GAAP, measures selling, general and administrative expense divided by total premium revenue. The Adjusted SG&A ratio, measures adjusted SG&A expense divided by adjusted premium revenue. Management believes the items excluded from adjusted SG&A expense are not indicative of long-term business operations performance.

Balance sheet data

	As of December 31,
(in millions)	2014	2015	2016
Cash and cash equivalents	$1,313.5	$2,407.0	$3,961.4
Total assets	4,446.5	5,145.8	6,152.8
Long-term debt (including current maturities)	888.6	1,199.1	997.6
Total liabilities	2,850.6	3,417.5	4,152.7
Total stockholders’ equity	1,595.9	1,728.3	2,000.1

	For the years ended December 31,
(in millions)	2014	2015	2016
EBITDA(1)	$287.4	$477.0	$711.7
Adjusted EBITDA	325.0	539.4	739.5
Capital expenditures	74.8	137.0	105.3
Pro forma total debt(2)			1,200.0
Pro forma interest expense(3)			63.0
Ratio of Adjusted EBITDA to pro forma interest expense			11.7x
Ratio of pro forma total debt to Adjusted EBITDA			1.6x

(1)

EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), equity-based compensation, non-cash charges, including impairments and depreciation and amortization. EBITDA reflects the impact of earnings or charges resulting from matters that holders of the notes may consider not to be indicative of our ongoing operations. Therefore, we also present Adjusted EBITDA in order to supplement investors’ and other readers’ understanding and assessment of our financial performance. In calculating Adjusted EBITDA, we add back certain administrative expenses and resolution costs related to previously disclosed government investigations and related litigation as well as activities relating to the divestiture of Sterling Life Insurance Company (“Sterling divestiture costs”), transitory costs related to our decision to change our pharmacy claims processing to a new pharmacy benefit manager (“PBM”) effective January 1, 2016, (“PBM transitory costs”) and non-recurring Iowa SG&A costs relating to readiness costs, certain wind-down costs of WellCare’s Iowa operations and certain legal costs incurred during 2015 and 2016 (“Iowa SG&A costs”). Management believes that these expenses are not indicative of our long-term business performance. While the amounts included in EBITDA and Adjusted EBITDA have been derived from our consolidated financial statements, they are not financial measures calculated in accordance with GAAP. Accordingly, they should not be considered as alternatives to net income or operating income as indicators of our performance, or as an alternative to operating cash flow as a measure of our liquidity. EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, may not be comparable to similarly titled measures reported by other companies due to differences in the ways these measures are calculated. The following table provides an unaudited reconciliation of net income to EBITDA and Adjusted EBITDA:

	For the years ended December 31,
(in millions)	2014	2015	2016
Net income (loss)	$63.7	$118.6	$242.1
Bargain purchase gain	(29.5)	—	—
Impairment and other charges	24.1	—	—
Gain on divestiture of business	—	(6.1)	—
Stock-based compensation	15.7	20.2	35.5
Income tax expense	114.1	217.5	287.4
Operating income	188.1	350.2	565.0
Depreciation and amortization	59.9	72.6	87.6
Interest expense	39.4	54.2	59.1

EBITDA	287.4	477.0	711.7
Investigation-related costs	37.6	30.4	16.0
PBM transitory related costs	—	18.1	4.9
Sterling divestiture costs	—	2.0	1.7
Iowa-related costs	—	11.9	5.2
Adjusted EBITDA	$325.0	$539.4	$739.5

(2)	Pro forma total outstanding principal amount debt gives effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds” as if the offering had occurred on December 31, 2016.

(3)	Pro forma interest expense gives effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom as described under ‘‘Use of Proceeds’’ as if the offering had occurred on January 1, 2016 and excludes amortization of debt issuance costs. This pro forma information may not be indicative of the results that actually would have occurred if the offering had occurred at of the date indicated.

Ratio of earnings to fixed charges

Our ratios of earnings to fixed charges are set forth in the table below for the periods indicated:

	For the years ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	63.60	21.33	5.29	6.89	9.50

(1)	For the purpose of computing the ratio of earnings to fixed charges, (i) fixed charges represents interest expense, amortization of debt costs, including debt premium, and the portion of rental expense representing the interest factor; and (ii) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes) and fixed charges.

Risk factors

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below as well as the matters discussed under “Risk Factors” in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents that we have filed or subsequently file with the SEC that are incorporated by reference into the accompanying prospectus. Other risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect us. If any of such risks actually occur, you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements.”

Risks related to the notes

We may not be able to generate or access sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2016, after giving effect to this offering and the application of proceeds thereof, we would have had approximately $1.2 billion in aggregate principal amount of total indebtedness outstanding (none of which is secured indebtedness). In addition, we have $850.0 million available under a senior unsecured revolving credit facility (the “2016 Revolving Credit Facility”) pursuant to our credit agreement (the “2016 Credit Agreement”). The 2016 Credit Agreement provides that we may, at our option, increase the aggregate amount of the 2016 Revolving Credit Facility and/or obtain incremental term loans in an amount up to $200.0 million without the consent of any lenders not participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding. As of December 31, 2016, after giving effect to this offering and the application of proceeds thereof, there would have been no amounts outstanding under the 2016 Revolving Credit Facility. Our ability to make scheduled payments on or to refinance our debt obligations depends on our and our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. As a result, WellCare Health Plans, Inc., the issuer of the notes, may not be able to maintain a level of cash flows from operating activities, or to access the cash flows of its subsidiaries in an amount sufficient to permit it to pay the principal and interest on its indebtedness, including the notes. We cannot assure you that our business will generate sufficient cash flow from operations, or that financing sources will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes and the amounts outstanding under our 2016 Credit Agreement. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some or all of these alternatives.

We will depend on the business of and distributions from our subsidiaries to satisfy our obligations under the notes and we cannot assure you that the operating results of our subsidiaries will be sufficient to, or our subsidiaries will be permitted to, make distributions or other payments to us.

We principally operate through our HMO and insurance subsidiaries. Such subsidiaries will conduct substantially all of the operations necessary to fund payments on the notes and our other indebtedness. Our

HMO and insurance subsidiaries’ ability to make payments to us will depend on their earnings, the debt agreements they are subject to, if any, state restrictions on minimum statutory capital and business and tax considerations. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on the notes and our other indebtedness when due. Additionally, if regulators were to deny our subsidiaries’ requests to pay dividends to us or restrict or disallow the payment of the administrative fee under our administrative services agreements or not allow us to recover the costs of providing the services under such agreements or require a significant change in the timing or manner in which we recover those costs, the funds available to us as a whole would be limited, which could materially adversely impact our ability to service our indebtedness, including the notes and the amounts outstanding under our 2016 Credit Agreement.

The notes will be unsecured and will be effectively subordinated to any secured indebtedness we incur.

Our obligations under the notes will not be secured by any of our assets or the assets of any of our subsidiaries. In addition, the indenture governing the notes permits us, under certain circumstances, to incur secured indebtedness. The notes will be effectively subordinated to any secured indebtedness we may incur, to the extent of the value of the collateral securing such indebtedness. If we become insolvent or are liquidated, or if payment under the terms of any secured indebtedness we incur in the future is accelerated, the lenders or holders of such secured indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law and would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. Holders of the notes would participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, including any amounts outstanding under our 2016 Credit Agreement, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may therefore not be fully repaid in the event we become insolvent or are liquidated, or if payment under the terms of any secured indebtedness we incur in the future is accelerated. As of December 31, 2016, after giving effect to this offering and the application of proceeds thereof, we had no secured indebtedness outstanding.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries.

The notes will be obligations exclusively of WellCare Health Plans, Inc. As of the issue date of the notes, none of our subsidiaries guarantee the notes. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries unless our subsidiaries become guarantors of the notes and holders of the notes will not have any claim as a creditor against any of our subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including claims payable, unearned revenue, contractual refunds payable, accounts payable and accrued expenses. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us. In addition, subject to certain limitations, the indenture governing the notes permits our subsidiaries to incur additional indebtedness. As of December 31, 2016, our subsidiaries had approximately $3.1 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payable to government partners (excluding intercompany liabilities). All of our premium revenue of $14.2 billion for the fiscal year ended December 31, 2016 is from our subsidiaries.

The restrictive covenants in our debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our indenture and future debt instruments even though we may be able to meet our debt service obligations.

The indenture governing the notes, the 2016 Credit Agreement and any debt instruments we enter into in the future may impose significant operating and financial restrictions on us. The restrictions in the indenture governing the notes significantly limit, among other things, our ability to incur additional indebtedness, pay dividends or make other distributions or payments, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create certain liens and engage in certain types of mergers or acquisitions. The 2016 Credit Agreement and our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the noteholders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because of cross-default and cross-acceleration provisions in our debt instruments, all of our debt could become immediately due and payable. We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, which could further exacerbate the risks we face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so or from incurring obligations that do not constitute indebtedness under the indenture. If new debt is added to our current debt levels, the related risks that we now face would increase.

If the notes are rated investment grade at any time by either Standard & Poor’s or Moody’s, certain covenants contained in the indenture will be terminated, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes contains certain covenants that will be terminated and cease to have any effect from and after the first date when the notes are rated investment grade by either S&P or Moody’s. See “Description of Notes—Certain Covenants—Covenant Termination.” These covenants restrict, among other things, our ability to pay dividends or make other restricted payments, incur additional debt and to enter into certain types of transactions. Because these restrictions would not apply to the notes at any time after the notes have achieved an investment grade rating, the holders of the notes would not be able to prevent us from incurring substantial additional debt, paying dividends or making other restricted payments or entering into certain types of transactions.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.

Under certain circumstances, a court could cancel the notes or any related future guarantees under fraudulent conveyance laws.

Our issuance of the notes and the incurrence of any guarantees in the future could be subject to further review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might cancel our and any future guarantors’ obligations under the notes and any future guarantees. The court might do so if it found that, when the notes and/or any future guarantees were issued or incurred, (i) we or any future guarantor, as applicable, received less than reasonably equivalent value or fair consideration and (ii) we, or any future guarantor, as applicable either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our or such guarantor’s business or (3) believed or reasonably should have believed that we or such guarantor would incur debts beyond our or such guarantor’s ability to pay. The court could also cancel the notes and any future guarantees, without regard to factors (i) and (ii), if it found that we or any future guarantor issued the notes and any future guarantees with actual intent to hinder, delay or defraud our creditors.

In addition, a court could avoid any payment by us or any future guarantor pursuant to the notes, and require the return of any payment or the return of any realized value to us or such guarantor, as the case may be, or to a fund for the benefit of the creditors of us or such guarantor. In addition, under the circumstances described above, a court could subordinate rather than cancel obligations under the notes or any future guarantees.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, a court would consider an entity insolvent either if the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets; the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or it could not pay its debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

If a court canceled our obligations under the notes and/or the obligations of any future guarantor under its guarantee, you would cease to be our creditor or creditor of any such guarantor under its guarantee and likely would have no source from which to recover amounts due under the notes. Even if the guarantee of a future guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that future guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that future guarantor’s other debt.

Any additional guarantees provided after the notes are issued could be avoided as preferential transfers.

The indenture governing the notes provides that under certain circumstances certain subsidiaries of ours will guarantee the notes. Any future guarantee in favor of the noteholders might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such note guarantee could be avoided as a preferential transfer.

We may not have the ability to raise the funds necessary to finance the change of control offer and asset sale offer that is required by the indenture governing the notes, and, in the case of an asset sale offer, the debt agreements governing certain other indebtedness.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes. Our failure to repay holders tendering notes upon certain specific kinds of change of control events would result in an event of default under the indenture governing the notes. In addition, the occurrence of a change of control could also constitute a default under the terms of the 2016 Credit Agreement or debt instruments we enter into in the future. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

In addition, upon the occurrence of certain specific asset sales, we will be required to offer to repurchase all outstanding notes, and may be required to offer to repurchase other indebtedness under any debt instrument we enter into in the future containing a similar asset sale provision, at 100% of the principal amount thereof plus accrued and unpaid interest. However, it is possible that we will not have sufficient funds at the time of such asset sale to make the required repurchase of notes and such other indebtedness, or that restrictions in our other indebtedness will not allow such repurchases of the notes. Our failure to repay holders tendering notes and such other indebtedness upon such an asset sale would result in an event of default under the indenture governing the notes. If such an asset sale were to occur, we cannot assure you that we would have sufficient funds to repay the notes and such other indebtedness which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

Our failure to repurchase any notes submitted in a change of control or asset sale offer could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default under such indebtedness.

The indenture governing the notes permits us to sell a substantial amount of our assets without any requirement that the proceeds be used to offer to repurchase the notes.

The indenture governing the notes permits us at any time and from time-to-time to sell up to 10.0% of our consolidated assets without any requirement that we repay or reduce commitments of other debt, that we reinvest the proceeds from any such sale in other assets or that we offer to repurchase the notes. As a result unless we (i) sell more than 10.0% of our consolidated assets in one transaction or (ii) our aggregate sales result in a sale of all or substantially all of our and our restricted subsidiaries’ properties or assets, taken as a whole, and therefore trigger a change of control, we will not be required to offer to repurchase the notes as a result of such asset sales. See “Description of Note—Repurchase at the Option of Holders—Asset Sales” and “—Change of Control.”

The ability of holders of notes to require us to repurchase the notes as a result of a disposition of “substantially all” of our assets is uncertain.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale, assignment, lease, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain.

Certain corporate events may not trigger a change of control event upon which occurrence we will not be required to repurchase your notes.

The indenture governing the notes may permit us and our subsidiaries to engage in certain significant corporate events, such as leveraged transactions, including recapitalizations, reorganizations, restructurings, mergers or other similar transactions, that would increase indebtedness but would not constitute a “change of control.” If we or our subsidiaries effected a leveraged transaction or other “non-change of control” transaction that resulted in an increase in indebtedness, our ability to make payments on the notes would be adversely affected. However, we would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that the underwriters currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial discounted offering price. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

Use of proceeds

We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting underwriting discounts and commission and estimated offering expenses, will be approximately $1,181.9 million.

We intend to use such net proceeds to redeem or repay $900.0 million aggregate principal amount of our 5.75% Senior Notes due 2020 (the “old notes”) and to pay related premiums, accrued interest and fees and expenses associated with such redemption or repayment, to repay the amounts outstanding from time to time under our 2016 Revolving Credit Facility, and thereafter for general corporate purposes, including organic growth and working capital.

The old notes bear interest at 5.75% per annum, payable semi-annually, and mature on November 15, 2020.

As of February 28, 2017, there was $100.0 million outstanding under our 2016 Revolving Credit Facility. The interest rate on the outstanding amount of the 2016 Revolving Credit Facility was 2.375% as of February 28, 2017. The 2016 Revolving Credit Facility is scheduled to mature in January 2021.

Affiliates of all of the underwriters in this offering serve as agents and/or lenders under our revolving credit facility and certain of the underwriters or their respective affiliates may be holders of the old notes and, therefore, will receive a portion of the net proceeds of this offering.

Capitalization

The following table sets forth our cash and cash equivalents and unrestricted short and long-term investments and our capitalization as of December 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the notes and the use of proceeds therefrom as if it had occurred on of December 31, 2016.

This table should be read in conjunction with “Use of Proceeds” and “Selected Historical Financial Data” included herein as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016.

	As of December 31, 2016
(dollars in millions)	Actual	As adjusted
Unregulated cash, cash equivalents and investments	$915.3	$1,071.3
Regulated cash, cash equivalents and investments	3,227.6	3,227.6

Cash, cash equivalents and unrestricted investments	$4,142.9	$4,298.9

Debt:
Outstanding principal amount of 2016 Revolving Credit Facility	100.0	—
Principal amount of old notes	900.0	—
Principal amount of notes offered hereby	—	1,200.0

Total outstanding principal amount of debt	1,000.0	1,200.0
Total stockholders’ equity	2,000.1	2,000.1

Total Capitalization	$3,000.1	$3,200.1

Selected historical financial data

Our selected historical consolidated financial information as of and for the calendar years ended December 31, 2014, 2015 and 2016 has been derived from our audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. You should read the following selected financial information in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. Totals in the table below may not equal the sum of individual line items as all line items have been rounded to the nearest decimal.

	2014	2015	2016

Consolidated operating results:
Total revenues	$12,959.9	$13,890.2	$14,237.1
Income from operations	148.3	336.1	529.5
Income before income taxes	177.8	336.1	529.5
Net income	$63.7	$118.6	$242.1

Net income per share:
Basic	$1.45	$2.69	$5.47
Diluted	$1.44	$2.67	$5.43

Operating Statistics:

Medical benefits ratio:
Medicaid Health Plans (GAAP)	88.2%	86.7%	86.2%
Medicaid Health Plans (adjusted)(1)	90.5%	89.8%	89.5%
Medicare Health Plans	88.5%	87.2%	84.6%
Medicare PDPs	92.9%	78.7%	73.7%
SG&A ratio (GAAP)	7.9%	8.2%	8.0%
Adjusted SG&A ratio(2)	7.7%	7.9%	8.0%

Membership:
Medicaid Health Plans	2,310,000	2,388,000	2,544,000
Medicare Health Plans	417,000	354,000	345,000
Medicare PDPs	1,392,000	1,025,000	1,009,000
Total Membership	4,119,000	3,767,000	3,898,000

Consolidated cash flows:
Operating activities	$299.3	$712.6	$748.3
Investing activities	(75.6)	(124.2)	(27.0)
Financing activities	(392.7)	505.1	833.1

Balance Sheet Data (in millions, as of December 31):
Cash and cash equivalents	$1,313.5	$2,407.0	$3,961.4
Total assets(3)	4,446.5	5,145.8	6,152.8
Long-term debt, including current maturities(3)	888.6	1,199.1	997.6
Total liabilities(3)	2,850.6	3,417.5	4,152.7
Total stockholders’ equity	1,595.9	1,728.3	2,000.1

(1)	For GAAP reporting purposes, Medicaid premium taxes and Medicaid ACA industry fee reimbursements are included in premium revenue to measure our MBR (as defined below). Our Medicaid Health Plans Adjusted MBR measures the ratio of our medical benefits expense to premium revenue, excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursement revenue. Because reimbursements for Medicaid premium tax and ACA industry fee are both included in the premium rates or reimbursement established in certain of our Medicaid contracts and also recognized separately as a component of expense, we exclude these reimbursements from premium revenue when calculating key ratios as we believe that these components are not indicative of operating performance.

(2)	Our Adjusted SG&A expense ratio measures selling, general and administrative expense as a percentage of total premium revenue, excluding premium taxes and Medicaid ACA industry fee reimbursements. The ratio also excludes the effect of investigation costs for all years presented, and Sterling divestiture, Iowa SG&A and pharmacy benefit manager transitory costs for the years ended December 31, 2015 and 2016.

(3)	In the first quarter of 2016, we retrospectively adopted Accounting Standards Update 2015-03 “Interest—Imputation of Interest (Subtopic 835-30)—Simplifying the Presentation of Debt Issuance Costs,” that requires debt issuance costs to be netted against long-term debt. Amounts presented above for the years 2014 and 2015 for total assets, long-term debt, and total liabilities have been retrospectively adjusted to conform to the new guidance. These reclassifications were not material. Additionally, in the first quarter of 2016, we retrospectively adopted Accounting Standards Update 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” that requires an entity to classify all deferred tax assets and liabilities as noncurrent. Accordingly, amounts for deferred income tax assets of $37.1 million and $34.8 million previously recorded as current are reflected as a reduction to deferred income tax liabilities recorded as noncurrent at December 31, 2014 and 2015, respectively. Refer to Note 2—Summary of Significant Accounting Policies, Recently Adopted Accounting Standards to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for further discussion.

Description of other indebtedness

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and may not contain all of the information that is important to you, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements. See “Where You Can Find More Information.”

Old notes

In June 2015, we completed the offering and sale of $300.0 million aggregate principal amount of our old notes pursuant to a reopening of our existing series of such old notes. The offering was completed at an issue price of 104.50%, plus accrued interest, and resulted in a debt premium of $13.5 million, which is being amortized over the remaining term of the old notes. Interest is payable on May 15 and November 15 of each year and is computed on the basis of a 360-day year comprised of twelve 30-day months. As of December 31, 2016, our outstanding old notes totaled $909.6 million, including $9.6 million of unamortized debt premium, inclusive of our old notes described above as well as $600.0 million issued in November 2013.

The indenture under which the old notes were issued contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	sell assets, including capital stock of our subsidiaries;

•	create certain liens;

•	incur restrictions on the ability of our subsidiaries to pay dividends, make other payments and guarantee indebtedness;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	merge or consolidate with other entities.

Ranking and optional redemption

The old notes are senior obligations of our company and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the old notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (unless our subsidiaries become guarantors of the old notes). We may on any one or more occasions redeem all or part of the old notes, at the redemption prices (expressed as percentages of principal amount) set forth below, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of old notes on the relevant record date to receive interest due on the relevant interest payment date:

Period	Redemption price
2016	102.875%
2017	101.438%
2018 and thereafter	100%

2016 credit agreement

On January 8, 2016, the Company entered into the 2016 Credit Agreement which provides for the 2016 Revolving Credit Facility of up to $850,000,000 in 2016 Revolving Credit Loans, of which up to $150,000,000 is available for letters of credit. The 2016 Credit Agreement also provides that we may, at our option, increase the aggregate amount of the 2016 Revolving Credit Facility and/or obtain incremental term loans in an amount up to $200,000,000 without the consent of any lenders not participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding. Unutilized commitments under the 2016 Credit Agreement are subject to a fee of 0.25% to 0.35% depending upon our ratio of total net debt to cash flow, as calculated in accordance with the 2016 Credit Agreement.

The commitments under the 2016 Revolving Credit Facility expire on January 8, 2021 and any 2016 Revolving Credit Loans will be payable in full at that time.

2016 Revolving Credit Loans designated by us at the time of borrowing as “ABR Loans” that are outstanding under the 2016 Credit Agreement bear interest at a rate per annum equal to (i) the greatest of (a) the Prime Rate (as defined in the 2016 Credit Agreement) in effect on such day; (b) the FRBNY Rate (as defined in the 2016 Credit Agreement) in effect on such day plus 1/2 of 1%; and (c) the Adjusted LIBO Rate (as defined in the 2016 Credit Agreement) for a one month interest period on such day plus 1%; plus (ii) the Applicable Rate. 2016 Revolving Credit Loans designated by us at the time of borrowing as “Eurodollar Loans” that are outstanding under the 2016 Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the 2016 Credit Agreement) for the interest period in effect for such borrowing plus the Applicable Rate. The “Applicable Rate” means a percentage ranging from 0.50% to 1.00% per annum for ABR Loans and a percentage ranging from 1.50% to 2.00% per annum for Eurodollar Loans, depending upon our ratio of total net debt to cash flow, as calculated in accordance with the 2016 Credit Agreement.

The 2016 Credit Agreement includes negative and financial covenants that limit certain activities of us and our subsidiaries, including (i) restrictions on our ability and the ability of our subsidiaries to incur additional indebtedness; and (ii) financial covenants that require (a) the ratio of total net debt to cash flow not to exceed a maximum ratio; and (b) maintenance of a minimum interest expense and principal payment coverage ratio.

The 2016 Credit Agreement also contains customary representations and warranties that must be accurate in order for us to borrow under the 2016 Revolving Credit Facility. In addition, the 2016 Credit Agreement contains customary events of default. If an event of default occurs and is continuing, we may be required immediately to repay all amounts outstanding under the 2016 Credit Agreement. Lenders holding at least 50% of the loans and commitments under the 2016 Credit Agreement may elect to accelerate the maturity of the loans and/or terminate the commitments under the 2016 Credit Agreement upon the occurrence and during the continuation of an event of default.

Description of notes

The 5.25% senior notes due 2025 (the “notes”) constitute a series of “debt securities” referred to in the accompanying prospectus. The notes will be treated as a single class of securities under the indenture for voting and other purposes. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions”. In this description, references to “WCG”, “us” and “our” refer only to WellCare Health Plans, Inc. and not to any of its subsidiaries.

WCG will issue the notes pursuant to a base indenture and a supplemental indenture, each to be dated as of the Issue Date, between itself and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description and the “Description of Debt Securities” in the accompanying prospectus are a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description or the “Description of Debt Securities” in the accompanying prospectus, defines your rights as holders of the notes. Copies of the indenture are available upon request to WCG at the address indicated under “Where You Can Find Additional Information and Incorporation by Reference” elsewhere in this prospectus supplement. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes

The notes

The notes:

•	will be senior unsecured obligations of WCG;

•	will be equal in right of payment to all existing and future senior unsecured obligations of WCG (including WCG’s obligations under the Existing Credit Agreement);

•	will be effectively subordinate in right of payment to any existing or future secured obligations of WCG to the extent of the value of the assets securing such obligations; and

•	will be senior in right of payment to any future subordinated obligations of WCG.

As of the Issue Date, none of WCG’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all liabilities (including Indebtedness as well as medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of WCG’s subsidiaries. Any right of WCG to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that WCG is itself recognized as a creditor of the subsidiary, in which case the claims of WCG would still be subordinate in right of payment to any obligations that are secured by the assets of the subsidiary to the extent of the value of the assets securing such obligations and any obligations of the subsidiary senior to that held by WCG.

Substantially all of WCG’s operations are conducted through its subsidiaries. Therefore, WCG’s ability to service its Indebtedness, including these notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to WCG. Certain of WCG’s subsidiaries are restricted by statute, regulatory capital requirements and certain contractual obligations in their ability to make distributions to WCG. As a result, we may not be able to cause the subsidiaries to distribute sufficient funds to enable us to meet our obligations under the notes. See “Risk Factors—Risks Related to the Notes— We will depend on the business of and distributions from our subsidiaries to satisfy our obligations under the notes and we cannot assure you that the operating results of our subsidiaries will be sufficient to, or our subsidiaries will be permitted to, make distributions or other payments to us”.

As of December 31, 2016, as adjusted to give effect to this offering and the use of proceeds therefrom, including the repayment of $100.0 million of revolving Indebtedness under the Existing Credit Agreement, WCG would have had approximately $1,200.0 million of Indebtedness outstanding and WCG’s subsidiaries had approximately $3.1 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners (excluding intercompany liabilities). As of December 31, 2016, our subsidiaries held cash, cash equivalents and investments of $4.1 billion, excluding restricted investments. As of December 31, 2016, WellCare Health Plans, Inc. held cash, cash equivalents and investments of $4.0 million.

As of the Issue Date, all of our direct and indirect subsidiaries will be “Restricted Subsidiaries”. However, under the circumstances described below under the subheading ‘‘—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

As of the Issue Date, none of WCG’s subsidiaries will guarantee the notes. Certain of our operating subsidiaries are licensed insurance companies or health management organizations in the jurisdictions in which we do business. Applicable laws and related regulations require approval by the state regulators in order for certain of our subsidiaries to guarantee the notes. We have not sought, nor do we intend to seek, such approval. In the future, the notes will be fully and unconditionally guaranteed on a senior basis by each of our U.S. subsidiaries that becomes a guarantor of our other debt under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) clauses (1), (2), (3), (5) (only to the extent such Permitted Refinancing Indebtedness was not previously guaranteed) (12)(a) (only to the extent that the Indebtedness thereby guaranteed was incurred under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) clauses (1), (2), (3), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock”), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock”. See “Description of Notes—Limitation on Issuances of Guarantees of Indebtedness”.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured, (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Principal, maturity and interest

WCG initially will issue $1,200 million aggregate principal amount of notes. Subject to compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” below, WCG may issue additional notes under the indenture from time to time after this offering. The initial notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. WCG will issue notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The notes will mature on April 1, 2025.

Interest on the notes will accrue at the rate of 5.25% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2017. WCG will make each interest payment to the holders of record on the immediately preceding March 15 and September 15, respectively.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless WCG elects to make interest payments by check mailed to the holders at their address set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. WCG may change the paying agent or registrar without prior notice to the holders of the notes, and WCG or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. WCG is not required to transfer or exchange any note selected for redemption. Also, WCG is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional redemption

At any time prior to April 1, 2020, WCG may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by WCG or its Subsidiaries), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.250% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of an Equity Offering by WCG; provided that:

(1)	at least 60% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by WCG or its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2020, WCG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at WCG’s option prior to April 1, 2020.

On or after April 1, 2020, WCG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve month period beginning on April 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2020	103.938%
2021	102.625%
2022	101.313%
2023 and thereafter	100.000%

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, based on a method that most nearly approximates a pro rata basis unless otherwise required by law or depository requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by electronic transmission (for notes held in book entry form) or first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption may, at WCG’s discretion, be subject to one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless WCG defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory redemption

WCG is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, WCG may be required to offer to purchase notes as described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”. WCG and its Subsidiaries may at any time and from time to time purchase notes in open market transactions, tender offers or otherwise.

Repurchase at the option of holders

Change of control

Upon the occurrence of a Change of Control Event, each holder of notes will have the right to require WCG to repurchase all or any part (provided that no notes of $2,000 or less will be repurchased in part) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, WCG will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payout date).

Within 30 days following any Change of Control Event, WCG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Event and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control Event, pursuant to the procedures required by the indenture and described in such notice. WCG will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase and/or payment at maturity of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment date, WCG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by WCG.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

WCG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and WCG, or any other Person making a Change of Control Offer in lieu of WCG as described below, purchases all of the notes validly tendered and not withdrawn by such holders, WCG or such Person will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Existing Credit Agreement provides and any future credit agreements or other agreements to which WCG or its Subsidiaries becomes a party may provide, that certain change of control events with respect to WCG would constitute a default thereunder or otherwise provide the lenders thereunder with the right to require WCG to repay obligations outstanding thereunder. WCG’s ability to repurchase notes following a Change of Control Event also may be limited by WCG’s then existing resources. The provisions described above that require WCG to make a Change of Control Offer following a Change of Control Event will be applicable whether or not any other provisions of the indenture are applicable to the Change of Control Event. Except as described above with respect to a Change of Control Event, the indenture does not contain provisions that permit the holders of the notes to require that WCG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

WCG will not be required to make a Change of Control Offer upon a Change of Control Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by WCG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described under the caption “—Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Event and may be conditional upon the occurrence of a Change of Control Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of WCG and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require WCG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of WCG and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

WCG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) WCG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary of WCG issued, sold, transferred, conveyed or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by WCG or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on WCG’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, of WCG or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) (A) that are assumed by the transferee of any such assets and from which WCG or such Restricted Subsidiary have been validly released by all creditors in writing, or (B) in respect of which neither WCG nor any Restricted Subsidiary following such Asset Sale has any obligation;

(b) any securities, notes or other obligations received by WCG or any such Restricted Subsidiary from such transferee that are converted by WCG or such Restricted Subsidiary into cash or Cash Equivalents within 90 days, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any Designated Non-cash Consideration received by WCG or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (determined based on the most recently ended fiscal quarter for which internal financial statements are available and with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this paragraph and for no other purpose.

To the extent that the Fair Market Value of any Asset Sale exceeds 10.0% of Consolidated Total Assets at the time of receipt of the Net Proceeds of any such Asset Sale (determined based on the most recently ended fiscal quarter for which internal financial statements are then available and with the Fair Market Value of each Asset Sale being measured at the time of such Asset Sale), then, within 365 days after the receipt of any Net Proceeds from any such Asset Sale, WCG or such Restricted Subsidiary may apply those Net Proceeds (but shall only be required to apply that portion of the Net Proceeds from such Asset Sale that exceeds 10.0% of Consolidated Total Assets) at its option (or any portion thereof):

(1) to permanently repay (a) Indebtedness of WCG or any Restricted Subsidiary that is secured by a Lien or (b) Indebtedness of WCG or any Restricted Subsidiary incurred pursuant to clause (1) of the second paragraph under the caption “Description of Notes–Incurrence of Indebtedness and Issuance of Preferred Stock, in each case, other than Indebtedness owed to WCG or any Affiliate of WCG and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Permitted Business or (b) that replace the properties and assets that are the subject of such Asset Disposition;

provided that a binding commitment to apply Net Proceeds as set forth in clauses (1) and (2) above shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as WCG or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 545 days after receipt of such Net Proceeds (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then WCG or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth in clauses (1) and (2) above before the expiration of such 545-day period and, in the event WCG or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds (as defined below). Pending the final application of any Net Proceeds, WCG may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that were required to be applied in accordance with the first sentence of the immediately preceding paragraph and that are not so applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50.0 million, within 30 days thereof, WCG will make an offer (an “Asset Sale Offer”) to all holders of notes to purchase the maximum principal amount of notes and, if WCG is required to do so under the terms of any other Indebtedness that is pari passu in right of payment with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, WCG may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

WCG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain covenants

Covenant termination

Following the first day (such date, the “Covenant Termination Date”):

(a)	the notes have an Investment Grade Rating; and

(b)	no Default has occurred and is continuing under the indenture;

then WCG and its Restricted Subsidiaries shall cease to be subject to the provisions of the indenture summarized under the subheadings below:

•	“Restricted Payments”,
•	“Incurrence of Indebtedness and Issuance of Preferred Stock”,
•	“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”,
•	“Limitation on Issuances of Guarantees of Indebtedness”,
•	“Transactions with Affiliates”, and
•	“Asset Sales”, described above

(collectively, the “Terminated Covenants”). No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture or the notes with respect to the Terminated Covenants based on, and none of WCG or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect. The Terminated Covenants will not be reinstated even if WCG subsequently does not satisfy the requirements set forth in clauses (a) and/or (b) above. After the Terminated Covenants have been terminated, WCG and its Restricted Subsidiaries shall remain subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and described under the following subheadings:

•	“Liens” (other than the definition of “Permitted Liens” which shall be replaced as set forth in the paragraph below),

•	“Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of that covenant), and

•	“SEC Reports”.

On the Covenant Termination Date, the definition of “Permitted Liens” described under the caption “Certain Definitions” below shall be replaced in its entirety with the following definition:

“Permitted Liens” means:

(1)	Liens in favor of WCG or any of the Restricted Subsidiaries;

(2) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to such merger or consolidation and not incurred in contemplation thereof and do not extend to any property or assets other than those of the Person merged into and consolidated with WCG or the Restricted Subsidiary;

(3) Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(4) Liens on any property or assets existing at the time of the acquisition thereof by WCG or any Restricted Subsidiary of WCG or existing on any property or asset of any Person that becomes a Restricted Subsidiary of WCG, or is merged with, or consolidated into, WCG or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of WCG or any Restricted Subsidiary of WCG;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens existing on the Covenant Termination Date;

(7) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;

(8)	Liens created for the benefit of (or to secure) the notes (or any Subsidiary Guarantees);

(9) Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by WCG and its Restricted Subsidiaries in the ordinary course of business;

(10) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(11) Liens securing Hedging Obligations of WCG or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of WCG or its Restricted Subsidiaries;

(12) Liens to secure Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of WCG or any Restricted Subsidiary; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;

(13) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(14) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(15) other Liens with respect to Indebtedness in an aggregate principal amount that does not exceed the greater of (a) 20.0% of Consolidated Total Assets and (b) the amounts available under clauses (2) and (14) of the definition of “Permitted Liens” in effect prior to the Covenant Termination Date;

(16) Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under paragraph (8) under the caption “Event of Default” or Liens securing appeal or surety bonds related thereto;

(17) licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of WCG or any Restricted Subsidiary or normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(18) Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(19) Liens of sellers of goods to WCG and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(20)	Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(21) Liens solely on any cash earnest money deposits made by WCG or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens securing Indebtedness consisting of (a)(i) the financing of insurance premiums or (ii) incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to WCG or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year, or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business; provided, in each case, any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and

(24) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by WCG any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to the indenture.

Restricted payments

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of WCG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving WCG or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of WCG’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of WCG or (ii) to WCG or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving WCG) any Equity Interests of WCG or any of its Restricted Subsidiaries (other than (a) Equity Interests of any wholly owned Restricted Subsidiary of WCG or (b) purchases, redemptions, defeasances or other acquisitions made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations (excluding any intercompany Indebtedness between or among WCG or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Subordinated Obligations, in each case where the Stated Maturity is within one year of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

(b) WCG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by WCG and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(I) 50% of the Consolidated Net Income of WCG for the period (taken as one accounting period) from July 1, 2013 to the end of WCG’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II) 100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by WCG since the Issue Date as a contribution to its common equity capital or from the issuance or sale of Equity Interests of WCG (other than the issuance of Disqualified Stock or any Permitted Warrant Transaction) or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of WCG, in either case, that have been converted into or exchanged for such Equity Interests of WCG (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of WCG), plus

(III) to the extent that any Restricted Investment that was made after the Issue Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash proceeds received with respect to such Restricted Investment (less the cost of disposition, if any) or (b) made in an entity that subsequently becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by WCG and the Restricted Subsidiaries in such entity at the time such entity becomes a Restricted Subsidiary, plus

(IV) 100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by WCG since the Issue Date by means of (a) the sale (other than to WCG or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary and (B) a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income for such period, plus

(V) in case, after the Issue Date, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into WCG or a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by WCG and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(V) $125.0 million.

As of December 31, 2016, the amount available for Restricted Payments pursuant to this clause (c) was approximately $435.7 million.

Notwithstanding the foregoing, and in the cases of clauses (6) and (12) below, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) any Restricted Payments made out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of WCG) of Equity Interests of WCG (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds from such sale will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, repayment, retirement, defeasance or other acquisition of any Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of WCG or any Restricted Subsidiary of WCG (a) held by any current or former director, officer, employee or consultant of WCG or any of its Subsidiaries and their Affiliates, heirs and executors pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by WCG or any of its Subsidiaries from time to time or pursuant to any agreement with any director, officer, employee or consultant of WCG or any of its Subsidiaries in existence on the Issue Date or (b) from an employee of WCG or any of its Subsidiaries upon the termination of such employee’s employment with WCG or any of its Subsidiaries; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) (other than with respect to employees whose employment has terminated) may not exceed $15.0 million in any calendar year, with any unused amounts in any calendar year being carried forward to the immediately succeeding calendar year, and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of WCG, in each case to members of management, directors or consultants of WCG or any of its Subsidiaries that occurs after the Issue Date, provided that such cash proceeds utilized for redemptions, repurchases or other acquisitions or retirements will be excluded from clause (c)(II) of the preceding paragraph plus (B) the cash proceeds of “key man” life insurance policies received by WCG or its Restricted Subsidiaries after the Issue Date (provided that WCG may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year, it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4));

(5) repurchases, acquisitions, forfeitures or retirements of Capital Stock of WCG deemed to occur upon the exercise or vesting of stock options, warrants or restricted stock or similar rights under employee benefit plans of WCG or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof and repurchases, acquisitions, forfeitures or retirements of Capital Stock or options to purchase Capital Stock in connection with the exercise or vesting of stock options, warrants or restricted stock to the extent necessary to pay applicable withholding taxes;

(6) any Restricted Payments, so long as the Total Debt Ratio is no more than 2.5 to 1.0, both as of the date thereof and on a pro forma basis after giving effect to such Restricted Payment;

(7) payments of cash, dividends, distributions advances or other Restricted Payments by WCG or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of WCG; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of WCG);

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock pursuant to provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of WCG or any preferred stock of any Restricted Subsidiary of WCG issued on or after the Issue Date in accordance with the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(10) the making of cash payments in connection with any conversion of Permitted Convertible Indebtedness in an aggregate amount since the Issue Date therefor not to exceed the sum of (a) the principal amount of such Permitted Convertible Indebtedness plus (b) any payments received by WCG or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(11) any payments in connection with (including, without limitation, the purchase of) a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of WCG’s common stock upon net share settlement of such Permitted Warrant Transaction or (b) by (i) set-off of such Permitted Warrant Transaction against the related Permitted Bond Hedge Transaction and (ii) payment of an amount due upon termination of such Permitted Warrant Transaction in common stock or using cash received upon the exercise, settlement or termination of a Permitted Bond Hedge Transaction upon any early termination thereof;

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $525.0 million and (b) 7.5% of Consolidated Total Assets; and

(13) the declaration and payment by the Company of dividends on its common stock not to exceed $25.0 million per fiscal year.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by WCG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. WCG will deliver to the trustee an officer’s certificate setting forth any Fair Market Value determinations. If WCG or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of WCG be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to WCG financial statements affecting Consolidated Net Income of WCG for any period.

Incurrence of indebtedness and issuance of preferred stock

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and WCG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (including Disqualified Stock) other than to WCG; provided, however, that WCG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock (including Disqualified Stock), if the Fixed Charge Coverage Ratio for WCG’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness and letters of credit of WCG and any Restricted Subsidiary incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) does not exceed the greater of (a) $1,400.0 million and (b) 20.0% of Consolidated Total Assets;

(2) the incurrence by WCG and any of the Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by WCG and any of its Restricted Subsidiaries of Indebtedness represented by the initial notes (but not for additional notes);

(4) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock and preferred stock, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of WCG or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, Disqualified Stock and preferred stock incurred to extend, defease, renew, refund, refinance or replace any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), not to exceed the greater of (a) $350.0 million and (b) 5.0% of Consolidated Total Assets;

(5) the incurrence by WCG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which serves to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2) (excluding the Existing Credit Agreement), (3), (4), this clause (5), (13) or (18) of this paragraph;

(6) the incurrence by WCG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among WCG and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than WCG or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either WCG or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by WCG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence of Indebtedness of WCG or any of its Restricted Subsidiaries consisting of guarantees, indemnities, holdbacks, earn-out, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;

(8) the incurrence of Indebtedness of WCG or any of its Restricted Subsidiaries in respect of bid, appeal, surety and performance bonds, completion guarantees or other similar arrangements, provider claims, workers’ compensation claims, statutory, appeal or similar obligations, bankers’ acceptances, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business or in respect of awards or judgments not resulting in an Event of Default;

(9) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, netting services and otherwise in connection with deposit accounts, so long as such Indebtedness is covered within 10 business days or arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Indebtedness representing deferred compensation or other similar arrangements to employees and directors of WCG or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(11) the incurrence by WCG or any of its Restricted Subsidiaries of Hedging Obligations; provided that such Hedging Obligations are entered into for bona fide hedging purposes (and not for speculative purposes) of WCG or its Restricted Subsidiaries;

(12) (a) the Guarantee by WCG or any of the Restricted Subsidiaries of Indebtedness of WCG or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is incurred by WCG and is subordinated to the notes, then the Guarantee of such Indebtedness by any of its Restricted Subsidiaries shall be subordinated to the same extent as the Indebtedness guaranteed and (b) the Guarantee by WCG or any of the Restricted Subsidiaries of Indebtedness of WCG or a Restricted Subsidiary required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(13) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by WCG or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a subsidiary of WCG or was otherwise acquired by WCG), provided that after giving effect thereto, (a) WCG would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto;

(14) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to WCG and its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse); provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to WCG or any of its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse), such Indebtedness will, in each case, be deemed to be, and must be classified by WCG as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

(15) the incurrence by WCG or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;

(16) the incurrence by WCG or any Restricted Subsidiary of Indebtedness consisting of (a)(i) the financing of insurance premiums or (ii) insurance premiums incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to WCG or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year, or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(17) Indebtedness in respect of secured or unsecured letters of credit incurred by WCG or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (a) $350.0 million and (b) 5.0% of Consolidated Total Assets plus (ii) additional amounts as may be required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(18) Contribution Indebtedness;

(19) the incurrence by WCG or any Restricted Subsidiary of Indebtedness on behalf of or representing Guarantees of any Permitted Joint Venture not to exceed the greater of (a) $350.0 million and (b) 5.0% of Consolidated Total Assets;

(20) the incurrence by WCG or any Restricted Subsidiary of Indebtedness consisting of obligations to make payments to current or former directors, officers, employees or consultants, their respective Affiliates, heirs and executors with respect to the cancellation, purchase or redemption of, Capital Stock of WCG or its Restricted Subsidiaries to the extent permitted under clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(21) the incurrence by WCG or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to extend, defease, renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (21), not to exceed the greater of (a) $350.0 million and (b) 5.0% of Consolidated Total Assets;

(22) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of WCG and its Restricted Subsidiaries;

(23) letters of credit of any Designated HMO Subsidiary, HMO Subsidiary, Designated Insurance Subsidiary or Insurance Subsidiary that are cash collateralized in an aggregate principal amount at any one time outstanding not to exceed an amount equal to 2.0% of the total consolidated revenue of WCG and its Restricted Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which internal financial statements are available; and

(24) guarantees (i) in favor of one or more governmental authorities by WCG or a Restricted Subsidiary of Indebtedness of any HMO Subsidiary or an Insurance Subsidiary otherwise permitted to be incurred by such HMO Subsidiary or Insurance Subsidiary under this covenant to the extent that such guarantees are required pursuant to applicable law or any applicable rule, regulation or order of, or agreement with, any regulatory body or agency or (ii) by WCG or a Restricted Subsidiary of commercial obligations of an HMO Subsidiary or an Insurance Subsidiary incurred in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, WCG shall, in its sole discretion, classify (or later re-classify in whole or in part), or divide (or later re-divide in whole or in part) such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by WCG. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of WCG or such Restricted Subsidiary, as the case may be, unless made expressly subordinate to the notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of WCG or such Restricted Subsidiary, as the case may be.

Liens

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any consensual Liens (the “Initial Lien”) of any kind against or upon any of their respective properties or assets, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure any Indebtedness of WCG unless prior to, or contemporaneously therewith, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes with the same relative priority as such Indebtedness has with respect to the notes. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and other payment restrictions affecting restricted subsidiaries

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to WCG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to WCG or any of its Restricted Subsidiaries;

(b) make loans or advances to WCG or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to WCG or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing the Existing Credit Agreement and agreements governing Existing Indebtedness, in each case, as in effect on the Issue Date;

(2) the indenture and the notes;

(3) applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(4) any agreement or other instrument of (i) a Person acquired by WCG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrance or restriction was created in connection with or in contemplation of such acquisition) or (ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or Unrestricted Subsidiary, or the property or assets of the Person or Unrestricted Subsidiary, so acquired or designated, as the case may be;

(5) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or governmental regulatory bodies or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business;

(6) customary non-assignment provisions in leases, licenses, sublicenses and other contracts entered into in the ordinary course of business;

(7) customary restrictions and conditions contained in agreements relating to purchase money indebtedness for property acquired and Capital Lease Obligations permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” that impose restrictions of the nature described in clause (c) of the first paragraph of this covenant on the property so acquired or subject to such obligations;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the closing of such sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by an officer of WCG);

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, agreements in respect of Permitted Market Investments and other similar agreements (including agreements entered into in connection with a Restricted Investment); provided that such provisions with respect to the disposition or distribution of assets or property relate only to the assets or properties subject to such agreements;

(12) other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred subsequent to the Issue Date under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such incurrence will not materially impair WCG’s ability to make payments under the notes when due (as determined in good faith by an officer of WCG);

(13) contractual requirements of a Restricted Subsidiary in connection with a Qualified Securitization Transaction, provided that such restrictions apply only to such Restricted Subsidiary;

(14) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (13) above, provided, however that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (as determined in good faith by an officer of WCG);

(15)	Hedging Obligations; and

(16) customary provisions in any joint venture agreement or similar agreement to the extent prohibiting the pledge of the Equity Interests of such joint venture.

For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to WCG or a Restricted Subsidiary to other Indebtedness incurred by WCG or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, consolidation or sale of assets

WCG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not WCG is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of WCG in one or more related transactions, to another Person; unless:

(1) either:

(a) WCG is the surviving Person; or

(b) the Person formed by or surviving any such consolidation or merger (if other than WCG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, if such entity is not a corporation, a co-obligor of the notes is a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than WCG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of WCG under the notes and the indenture pursuant to agreements in form satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) WCG or the Person formed by or surviving any such consolidation or merger (if other than WCG), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of WCG for such applicable four-quarter period without giving pro forma effect to such transactions and any related financing transactions.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of WCG, which properties or assets, if held by WCG instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of WCG on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of WCG.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, WCG under the indenture and the notes with the same effect as if such surviving entity had been named as the issuer of the notes; and when a surviving entity duly assumes all of the obligations and covenants of the issuer pursuant to the indenture and the notes, WCG or any other predecessor Person shall be relieved of such obligations.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among WCG or any of its Restricted Subsidiaries. Clauses (3) and (4) of this covenant will not apply to (1) any merger or consolidation of WCG with or into one of its Restricted Subsidiaries for any purpose or (2) the merger of WCG with or into an Affiliate solely for the purpose of reincorporating WCG in another jurisdiction so long as the amount of Indebtedness of WCG and its Restricted Subsidiaries is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of WCG may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by WCG and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments” or be a Permitted Investment, as determined by WCG. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with affiliates

WCG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Affiliate Transaction is on terms that are not less favorable in any material respect to WCG or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by WCG or such Restricted Subsidiary with an unrelated Person; and

(2) WCG delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions solely between or among WCG and/or any of its Restricted Subsidiaries or solely among its Restricted Subsidiaries;

(2) any issuances of Equity Interests (other than Disqualified Stock) to Affiliates of WCG;

(3) reasonable and customary fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment or severance agreements, compensation or employee benefit arrangements or plans and incentive arrangements or plans (including any amendments to the foregoing) with any officer, director, employee or consultant of WCG or a Restricted Subsidiary entered into in the ordinary course of business or approved in good faith by the Board of Directors of WCG;

(4) any transactions made in compliance with the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5) loans (and cancellation of loans) and advances to directors, officers, employees or consultants of WCG or any of its Restricted Subsidiaries entered into in the ordinary course of business of WCG or any of its Restricted Subsidiaries or approved in good faith by the Board of Directors of WCG;

(6) any agreement as in effect as of the Issue Date or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(7) any transaction effected as part of a Qualified Securitization Transaction;

(8) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into WCG or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(9) transactions permitted by, and complying with, the provisions of the covenant described above under the caption “Merger, Consolidation or Sale of Assets”;

(10) transactions with a Person (other than an Unrestricted Subsidiary of WCG) that is an Affiliate of WCG solely because WCG owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person;

(11) payment of management fees or similar fees under any management agreement entered into or assumed in connection with an acquisition or business expansion; and

(12) any transaction in which WCG or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to WCG or such Restricted Subsidiary or meets the requirements of clause (1) of the preceding paragraph.

Limitation on issuances of guarantees of indebtedness

WCG will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of WCG under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) clauses (1), (2), (3), (5) (only to the extent such Permitted Refinancing Indebtedness was not previously guaranteed), (12)(a) (only to the extent that the Indebtedness thereby guaranteed was incurred under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) clauses (1), (2), (3), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock”), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) or (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock”, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of, or pledge to secure, such other Indebtedness if such other Indebtedness is subordinated in right of payment to the notes; or (2) pari passu in right of payment with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated in right of payment to the notes.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) WCG or a subsidiary of WCG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) WCG or a subsidiary of WCG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if WCG designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) if such Guarantor is dissolved or liquidated;

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(6) if such Guarantor is released or discharged from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

The form of Subsidiary Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture. Notwithstanding the foregoing, if WCG guarantees Indebtedness incurred by any of the Restricted Subsidiaries, such Guarantee by WCG will not require any of its Restricted Subsidiaries to provide a Subsidiary Guarantee for the notes.

SEC reports

Notwithstanding that WCG may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding WCG will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations, and provide the trustee within 15 days after the filing of the same, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if WCG were required to file such forms, in each case including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to annual information only, a report on the annual financial statements by WCG’s independent registered accounting firm, provided, however, that if WCG shall not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports shall be provided at the times specified in the SEC’s rules and regulations for a registrant that is a non-accelerated filer, plus any grace period provided by Rule 12b-25 under the Exchange Act. WCG will be deemed to have furnished such reports referred to in this section to the trustee and the holders of the notes if WCG has filed such reports with the SEC via the EDGAR filing system or posted such reports on its website.

Events of default and remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by WCG or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by WCG or any of its Restricted Subsidiaries for 30 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “Repurchase at the Option of Holders—Asset Sales” or “Repurchase at the Option of Holders—Change of Control”;

(5) failure by WCG for 120 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the caption “SEC Reports”;

(6) failure by WCG or any of its Restricted Subsidiaries for 60 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the notes;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by WCG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by WCG or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness on or prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $240.0 million;

(8) failure by WCG or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $240.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to WCG or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to WCG, any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. In the event of any Event of Default specified in clause (7) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or holders of the notes, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,

(b) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(c) if the default that is the basis for such Event of Default has been cured.

(d) WCG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 5 days of becoming aware of any Default or Event of Default, WCG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of WCG or any Restricted Subsidiary, as such, will have any liability for any obligations of WCG or any Restricted Subsidiary under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

WCG may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) WCG’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and WCG’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, WCG may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) WCG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and WCG must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, WCG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) WCG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, WCG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that subject to customary assumptions and exclusions the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which WCG or any of its Subsidiaries is a party or by which WCG or any of its Subsidiaries is bound (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(6) WCG must deliver to the trustee an officer’s certificate stating that the deposit was not made by WCG with the intent of preferring the holders of notes over the other creditors of WCG with the intent of defeating, hindering, delaying or defrauding creditors of WCG or others; and

(7) WCG must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or any Subsidiary Guarantee may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or any Subsidiary Guarantee may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (except those provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of, or change the time for, payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by the provisions described under the caption “Repurchase at the Option of Holders” above);

(8) make any change in the ranking of the notes in a manner adverse to the holders of the notes; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, WCG and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of WCG’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of WCG’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to provide for or confirm the issuance of additional notes otherwise permitted to be incurred by the indenture;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes;

(8) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of notes as additional security for the payment and performance of WCG’s or a Guarantor’s obligations;

(10) to comply with the rules of any applicable securities depositary;

(11) to release a Guarantor from its Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(12) to conform the text of the indenture, the notes or the Guarantees to any provision of this description to the extent that such provision in this description was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Guarantees.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to WCG, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and WCG has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Liens securing such borrowing) to which WCG is a party or by which WCG is bound;

(3) WCG has paid or caused to be paid all sums payable by it under the indenture; and

(4) WCG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, WCG must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of WCG, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the indenture, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, cost, liability or expense.

Governing law

The laws of the State of New York will govern the indenture and will govern the notes without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the note; or

(2)	the excess of:

(a) the present value at such redemption date of the redemption price of the note at April 1, 2020 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) plus (ii) all required interest payments due on the note through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of products, services, accounts receivable or inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of WCG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “Repurchase at the Option of Holders—Asset Sales”.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (a) $75.0 million and (b) 1.0% of Consolidated Total Assets;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among WCG and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to WCG or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5) a Restricted Payment or Permitted Investment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(6)	the disposition of Equity Interests in Permitted Joint Ventures;

(7) a transfer of property or assets that are obsolete, damaged or worn out equipment and that are no longer useful in the conduct of WCG or its Subsidiaries’ business and that are disposed of in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of WCG, no longer economically practicable to maintain or useful in the conduct of the business of WCG and its Restricted Subsidiaries taken as a whole);

(8) a Sale/Leaseback Transaction, provided that at least 75% of the consideration paid to WCG or the Restricted Subsidiary for such Sale/Leaseback Transaction consists of cash received at closing;

(9)	the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(10)	any Asset Swap;

(11)	the disposition of any Permitted Market Investment;

(12)	the unwinding of any Hedging Obligations;

(13) the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business;

(14)	the sale or other disposition of cash or Cash Equivalents;

(15) transfers, conveyances or other dispositions of any real property resulting from any condemnation or eminent domain;

(16)	the settlement or write-off of accounts receivable in the ordinary course of business;

(17) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(18)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens”;

(19) the lease, sublease or license or sublicense in the ordinary course of business of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of WCG or any of its Restricted Subsidiaries (as determined in good faith by an officer of WCG); and

(20) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any properties or assets or interests used or useful in a Permitted Business between WCG or any of its Restricted Subsidiaries and another Person; provided, that any cash received from such purchase and sale or exchange must be applied in accordance with “Repurchase at the Option of Holders—Asset Sales”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Issue Date. In the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, only those leases that would result or would have resulted in Capital Lease Obligations on the Issue Date (assuming for purposes hereof that they were in existence on the Issue Date) shall be considered Capital Lease Obligations and all calculations and deliverables under the indenture shall be made in accordance therewith.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that no warrants, options, rights or obligations to purchase Capital Stock purchased in a Permitted Bond Hedge Transaction or sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall constitute Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Existing Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million;

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by S&P or at least P 1 by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 12 months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding 24 months from the date of acquisition; and

(8) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of WCG and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of WCG, measured by voting power rather than number of shares; or

(3) WCG consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, WCG, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of WCG or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of WCG outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) WCG becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of WCG’s Voting Stock immediately prior to that transaction.

“Change of Control Event” means (a) prior to the Covenant Termination Date, a Change of Control and (b) after the Covenant Termination Date, a Change of Control together with a Rating Decline.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes or assessments based on income, profits or insurance premiums, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense, to the extent such expense was deducted in computing Consolidated Net Income; plus

(3) any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction, in each case, to the extent that such fees, expenses or charges were deducted in computing Consolidated Net Income; plus

(4) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve to the extent such charges, costs or expenses were deducted in computing such Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, to the extent such expense was deducted in computing Consolidated Net Income; plus

(5) depreciation, depletion, amortization or write-downs of goodwill and other non-cash charges or expenses (excluding any cash payment made during the period with respect to any non-cash charge in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, write-downs of goodwill and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) severance payments to management, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in WCG’s non-wholly-owned Subsidiaries to the extent such net income is received by WCG in cash; plus

(7) any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification (ASC) 360 and ASC 350 or any successor pronouncement, to the extent such expense was deducted in computing Consolidated Net Income; plus

(8) any extraordinary, non-recurring or unusual items (excluding any cash payment made during the period with respect to any extraordinary, non-recurring or unusual item in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such extraordinary, non-recurring or unusual items were deducted in computing such Consolidated Net Income; plus

(9) costs, fees and expenses of legal counsel and other advisors, and the amount of any settlement, paid during such period in connection with (1) the Investigation and (2) other civil litigation matters relating to the subject matter of the Investigation, to the extent that such costs, fees and expenses were deducting such Consolidated Net Income; plus

(10)	accretion of settlement discount; minus

(11) non-cash gains and all non-cash items of income increasing such Consolidated Net Income for such period (provided that, to the extent previously subtracted from Consolidated Cash Flow for the purposes of the indenture, any cash payment received during such period in respect of any non-cash gains or non-cash items of income in a prior period shall be added in computing Consolidated Cash Flow during the period in which such cash payment is received), in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount and bond premium, the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if interest rate Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; minus

(3) interest income for such period; minus

(4) any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by WCG to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated Net Income of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any Net Income (loss) of any Person if such Person is not a Restricted Subsidiary except that subject to the limitations contained in clauses (2) and (3) below, WCG’s equity in the Net Income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to WCG or a Restricted Subsidiary as a dividend or other distribution;

(2) Net Income or loss of any Person for any period prior to the acquisition of such Person by WCG or a Restricted Subsidiary, or the Net Income or loss of any Person who succeeds to the obligations of WCG under the indenture for any period prior to such succession;

(3) the cumulative effect of a change in accounting principles;

(4) any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement);

(5) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;

(6) the net after-tax effect of any extraordinary, non-recurring or unusual items;

(7) any after tax gains (loss) attributable to sales of assets out of the ordinary course of business;

(8) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve, including any one-time costs incurred in connection with acquisitions after the Issue Date;

(9) any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction; and

(10) any non-cash impairment charge or asset write-off pursuant to ASC 360 and ASC 350 or any successor pronouncement.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of WCG and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contribution Indebtedness” means Indebtedness of WCG in an aggregate principal amount not to exceed the aggregate amount of cash received by WCG after the Issue Date from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of WCG); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution, (b) is designated as “Contribution Indebtedness” pursuant to an officer’s certificate on the date of its incurrence and (c) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be an Equity Offering for purposes of the Optional Redemption provisions of the indenture.

“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Existing Credit Agreement), note purchase agreements, indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and by means of sales of debt securities to institutional investors) in whole or in part from time to time under the same or any other agent, lender or group of lenders, underwriter or group of underwriters and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated HMO Subsidiary” means a Subsidiary of WCG designated or intended to be an HMO subject to obtaining the required licenses and certificates of authority necessary to operate as an HMO; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.

“Designated Insurance Subsidiary” means a Subsidiary of WCG designated or intended to be doing business (or required to qualify or to be licensed) under the Insurance Regulations subject to obtaining the required licenses and certificates of authority necessary to operate as a Person doing business (or required to qualify or to be licensed) under the Insurance Regulations; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.

“Designated Non-cash Consideration” means any non-cash consideration received by WCG or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by the principal financial officer of WCG or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of WCG or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by WCG in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require WCG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that WCG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”.

“dollars” and the sign “$” mean the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale of Capital Stock (other than Disqualified Stock) of WCG.

“Existing Credit Agreement” means the Credit Agreement dated January 8, 2016, among WGC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., MUFG Union Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as co-syndication agents, Goldman Sachs Bank USA and U.S. Bank National Association as Co-Documentation Agents and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC as joint bookrunners and joint lead arrangers (as amended through the Issue Date).

“Existing Indebtedness” means Indebtedness existing on the Issue Date (other than Indebtedness under the indenture governing the notes and the Existing Credit Agreement).

“Fair Market Value” means, with respect to any Asset Sale or Restricted Payment or other item, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of WCG.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, dispositions and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; and

(2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of WCG and such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in each case, such adjustments are set forth in an officer’s certificate signed by WCG’s principal financial officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith belief of the officer executing such officer’s certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of WCG to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as WCG may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; plus

(2) all cash dividend payments (excluding items eliminated in consolidation) or any series of preferred stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to WCG or any of its Restricted Subsidiaries, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other arrangements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“HMO” means any health maintenance organization or managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable law (including HMO Regulations).

“HMO Business” means the business of operating an HMO or other similar regulated entity or business.

“HMO Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any HMO Subsidiary, including Part 422 of Chapter IV of Title 42 of the Code of Federal Regulations and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).

“HMO Subsidiary” means any existing or future U.S. Subsidiary that is or shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), but excluding letters of credit, surety bonds and performance bonds entered into in the ordinary course of business to the extent such letters of credit, surety bonds and performance bonds are not drawn upon or are cash collateralized;

(3) the principal component in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except (a) any such balance that constitutes an accrued expense or Trade Payable or (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6) representing the net termination value of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. For the avoidance of doubt, Permitted Warrant Transactions shall not constitute “Indebtedness”. For the avoidance of doubt, (x) any amounts due and payable in connection with the Investigation and other civil litigation matters relating to the Investigation shall not constitute Indebtedness for any purpose hereunder to the extent such due and payable amounts do not constitute debt, indebtedness or liabilities under GAAP that are referenced in clauses (1) through (6) above.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, Indebtedness shall be deemed to exclude (a) contingent obligations incurred in the ordinary course of business (not in respect of borrowed money); (b) deferred or prepaid revenues or marketing fees; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (d) obligations under or in respect of a Qualified Securitization Transaction (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that WCG or any Subsidiary other than a Securitization Subsidiary is directly or indirectly liable for such excess); and (e) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business.

Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the indenture.

“Insurance Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business and that is regulated by the relevant governmental authority.

“Investigation” means the civil, criminal, or administrative investigations or inquiries of WCG and its Subsidiaries by federal or state governmental authorities, including but not limited to the United States Attorney’s Office for the Middle District of Florida, the SEC, state governmental regulators, and any other federal or state agencies, departments, or other regulatory bodies or authorities, or otherwise relating to the foregoing matter, in each case as disclosed under Part I, Item. 3 in WCG’s annual reports on Form 10-K for the periods ended December 31, 2010 and 2011.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, security deposits and advances to customers or suppliers, and commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If WCG or any Subsidiary of WCG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of WCG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of WCG, WCG will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments”. The acquisition by WCG or any Subsidiary of WCG of a Person that holds an Investment in a third Person will be deemed to be an Investment by WCG or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments”. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value”.

“Issue Date” means March 22, 2017.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Limited Originator Recourse” means a reimbursement obligation of WCG in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that WCG’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by WCG pursuant to the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash or Cash Equivalents received by WCG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to WCG or its Restricted Subsidiaries from such escrow agreement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither WCG nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of WCG or any of its Restricted Subsidiaries,

in each case other than with respect the pledge of Equity Interests of any obligor securing such Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on WCG’s common stock purchased by WCG in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by WCG from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by WCG from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means the lines of business conducted by WCG and its Restricted Subsidiaries on the Issue Date and any other healthcare business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business.

“Permitted Convertible Indebtedness” means Indebtedness of WCG permitted to be incurred under the terms of the indenture that is either (a) convertible into common stock of WCG (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of WCG and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)	any Investment in WCG or a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by WCG or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is, in one transaction or a series of related transactions, merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, WCG or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of WCG;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer or (B) litigation, arbitration or other disputes;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of WCG;

(9) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(10) loans and advances to directors, officers and employees of WCG or any of its Restricted Subsidiaries in an aggregate amount for all such loans and advances not to exceed $10.0 million at any time outstanding;

(11) any Investments existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investments consisting of an extension, modification or renewal of any Investments existing on, or made pursuant to a binding commitment existing on, the Issue Date;

(12) Investments acquired after the Issue Date as a result of the acquisition by WCG or any Restricted Subsidiary of another Person, by way of a merger, amalgamation or consolidation with or into WCG or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) loans and advances to directors, officers and employees of WCG or any of its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) guarantees by WCG or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by WCG or any Restricted Subsidiary in the ordinary course of business;

(18) Permitted Market Investments;

(19) Investments in Permitted Joint Ventures in an amount not to exceed at any one time outstanding the greater of (a) $300.0 million and (b) 5.0% of WCG’s Consolidated Total Assets;

(20) Investments by WCG or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

(21) Permitted Bond Hedge Transactions which constitute Investments;

(22) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed the greater of (a) $300.0 million and (b) 5.0% of Consolidated Total Assets;

(23) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit, in each case in the ordinary course of business;

(24) Indebtedness and Guarantees permitted under the indenture;

(25) Investments in prepaid expenses, negotiable instruments held for collection and lease, and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(26) (i) required advances and (ii) other advances to contract providers in an amount not to exceed (A) with respect to any contract provider (and its Affiliates) individually, $100.0 million at any time outstanding and (B) with respect to contract providers collectively, the dollar equivalent of two percent (2.0%) of the aggregate annual consolidated medical expenses of WCG and its Restricted Subsidiaries on a consolidated basis for the immediately preceding fiscal year;

(27) deposits in the ordinary course of business to secure the performance of leases;

(28) receivables owing to WCG any of its Restricted Subsidiaries in connection with deferred premium obligations or endorsements for collection or deposit, in each case created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(29) Investments consisting of, or made pursuant to, capital support or other similar keep-well agreements, or Guarantees thereof, guaranteed by WCG or any Restricted Subsidiary that constitute insurance contracts, or Guarantees of insurance products written by, or the performance of, any Restricted Subsidiary, in each case in the ordinary course of business consistent with business practices in effect on the Issue Date;

(30) Investments in any HMO Subsidiary or any Insurance Subsidiary (other than any Designated HMO Subsidiary or any Designated Insurance Subsidiary) in an aggregate amount reasonably necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum Statutory Net Worth threshold required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; and

(31) Investments in any Designated HMO Subsidiary or any Designated Insurance Subsidiary in an aggregate amount necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum amount of capital as required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; provided that such investments may not be made at any time after the occurrence and during the continuance of an Event of Default.

“Permitted Joint Venture” means any joint venture that WCG or any of its Restricted Subsidiaries is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens in favor of WCG or the Restricted Subsidiaries;

(2) Liens on assets of WCG or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were permitted by the terms of the indenture to be incurred pursuant to the first paragraph of, or clause (1) of the second paragraph under, “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and/or securing Hedging Obligations related thereto; provided that the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the greater of (a) the greater of (x) $1,400.0 million and (y) 20.0% of Consolidated Total Assets and (b) the maximum aggregate principal amount of Indebtedness (as of the date of granting of any such Liens and after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom) that can be incurred without exceeding a Secured Debt Ratio of 3.00 to 1.00 (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (14) under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”);

(3) Liens on any property or assets existing at the time of acquisition thereof by WCG or any Restricted Subsidiary or on the property or assets of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of WCG or any Restricted Subsidiary;

(4) Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(5) Liens on any property or assets existing at the time of the acquisition thereof by WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property or assets of WCG or the Restricted Subsidiary;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens existing on the Issue Date (other than Liens securing Indebtedness or other obligations under the Existing Credit Agreement);

(8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;

(9) Liens created for the benefit of (or to secure) the notes (or any Subsidiary Guarantees);

(10) Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by WCG and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(12) Liens securing Hedging Obligations of WCG or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of WCG or any of its Restricted Subsidiaries;

(13) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) under the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;

(14) Liens securing Indebtedness permitted by clauses (17) and (21) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(16) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(17) other Liens incurred in the ordinary course of business of WCG and its Restricted Subsidiaries with respect to Indebtedness other than in respect of borrowed money in an aggregate principal amount, together with all Indebtedness incurred to extend, defease, renew, refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed the greater of (a) $500.0 million and (b) 7.5% of Consolidated Total Assets at any one time outstanding;

(18) Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under paragraph (8) under the caption “Event of Default,” or Liens securing appeal or surety bonds related thereto;

(19) licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of WCG or any Restricted Subsidiary or normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(20) Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(21) Liens of sellers of goods to WCG and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(22)	Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(23) Liens solely on any cash earnest money deposits made by WCG or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens securing Indebtedness permitted pursuant to clause (16) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and

(26) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by WCG any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to the indenture.

“Permitted Market Investments” means any security that (i)(a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets and (c) other than in the case of an equity security, has no lower than an “investment grade” rating from any nationally recognized rating agency or (ii) satisfies WCG’s investment guidelines in effect on the Issue Date, as may be amended from time to time by the Board of Directors; provided that the aggregate amount of Permitted Market Investments consisting of common stock shall not exceed 30.0% of the aggregate amount of Permitted Market Investments at any time.

“Permitted Refinancing Indebtedness” means any Indebtedness of WCG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of WCG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums (including tender premiums) and defeasance costs, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by WCG or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Warrant Transaction” means any call option on, warrant or right to purchase (or substantively equivalent derivative transaction) WCG’s common stock sold by WCG substantially concurrently with any purchase by WCG of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by WCG or any Restricted Subsidiary pursuant to which (a) WCG or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Rating Decline” means the notes cease to have an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of the notes is under publicly announced consideration for possible downgrade by either S&P or Moody’s).

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of WCG or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby WCG or a Restricted Subsidiary thereof transfers such property to a Person and WCG or a Restricted Subsidiary leases it from such Person.

“SAP” means, with respect to each HMO Subsidiary (other than a Designated HMO Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis as interpreted by the state in which the applicable HMO Subsidiary operates and (ii) with respect to each Insurance Subsidiary (other than a Designated Insurance Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable Insurance Regulations for such Insurance Subsidiary, applied on a consistent basis, as interpreted by the state in which the applicable Insurance Subsidiary operates.

“SEC “ means the Securities and Exchange Commission.

“Secured Debt” means all Indebtedness secured by Liens of WCG and its Restricted Subsidiaries, determined on a consolidated basis.

“Secured Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Secured Debt as of the date of determination to (b) the Consolidated Cash Flow of WCG for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Securitization Subsidiary” means a Subsidiary of WCG:

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of WCG (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(a) is Guaranteed by WCG or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b) is recourse to or obligates WCG or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(c) subjects any property or asset of WCG or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither WCG nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(5) with which neither WCG nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to WCG or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of WCG, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of WCG giving effect to the designation and an officer’s certificate certifying that the designation complied with the preceding conditions.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by WCG or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Net Worth” means, with respect to any HMO Subsidiary or any Insurance Subsidiary (other than a Designated HMO Subsidiary or a Designated Insurance Subsidiary), as of the end of any fiscal year, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP in the applicable jurisdiction as most recently reported to the applicable jurisdiction for such fiscal year.

“Subordinated Obligations” means any Indebtedness of WCG (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by each Guarantor of WCG’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Debt” means all Indebtedness (net of unrestricted cash and Cash Equivalents held by WCG) of WCG and its Restricted Subsidiaries, determined on a consolidated basis, after eliminating all intercompany items, excluding Indebtedness under letters of credit to the extent such letters of credit are cash collateralized and payments due under a settlement of any litigation existing on the Issue Date.

“Total Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Total Debt as of the date of determination to (b) the Consolidated Cash Flow of WCG for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to April 1, 2020; provided, however, that if the period from the redemption date to April 1, 2020, is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to April 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means as of the Issue Date, any Subsidiary of WCG (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants–Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with WCG or any Restricted Subsidiary of WCG unless the terms of any such agreement, contract, arrangement or understanding are not less favorable in any material respect to WCG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of WCG;

(3) is a Person with respect to which neither WCG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of WCG or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of WCG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of WCG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, WCG will be in default of such covenant. The Board of Directors of WCG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of WCG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-entry system for notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement systems and are subject to changes by them. WCG takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Upon issuance, the notes will be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of DTC (the “Depositary”). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to persons that have accounts with the Depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in any such Global Security. Payment of principal of and interest on the notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of any Global Security for such series for all purposes under the indenture. None of WCG, the trustee or any agent of WCG or the trustee will have any responsibility or liability for any aspect of the Depositary’s records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary’s records relating to such beneficial ownership interests.

WCG has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated notes only if (x) the Depositary notifies WCG that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and WCG fails within 90 days thereafter to appoint a successor, (y) WCG in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the notes represented by such Global Security. In such event, WCG will issue notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in such Global Security will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any larger amount that is an integral multiple of $1,000, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of notes of like denomination to be registered in the name of the Depositary or its nominee.

So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on such notes, receiving notices and for all other purposes under the indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the notes under the indenture. The Depositary will not consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (the Depositary’s partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

The Depositary has advised WCG that the Depositary is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Same day settlement and payment

Settlement for the notes will be made by the underwriters in immediately available funds. All cash payments of principal and interest will be made by WCG in immediately available funds.

The notes will trade in the Depositary’s same-day funds settlement system until maturity or until such notes are issued in certificated form, and secondary market trading activity in such notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available finds on trading activity in such notes.

Certain U.S. federal income tax considerations

This section describes the material United States federal income tax consequences of purchase, ownership, and disposition of the notes we are offering. It applies to you only if you are treated as acquiring notes in this offering for cash at the initial public offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a bank,
•	a life insurance company,
•	a tax-exempt organization,
•	a person that owns notes that are a hedge or that are hedged against interest rate risks,
•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,
•	a person that purchases or sells notes as part of a wash sale for tax purposes, or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, (the “Code”) its legislative history, existing and proposed regulations under the Code, published rulings by the IRS and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The effects of any applicable state, local or foreign tax laws are not discussed.

If an entity treated as a partnership holds the notes, the United States federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning notes in your particular circumstances under the Code and the laws of any state, local, or foreign taxing jurisdiction.

Certain contingent payments

Although the matter is not free from doubt, we believe, and intend to take the position, that the notes should not be characterized as contingent payment debt instruments (“CPDIs”) under United States federal income tax law even though the notes provide for certain contingent payments (see “Description of Notes—Repurchase at the Option of Holders—Change of Control”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We intend to take the position that the notes are not CPDIs. Our determination that the notes are not CPDIs is binding on you, unless you explicitly disclose in the manner required by applicable United States Treasury regulations that your determination is different from ours. If the Internal Revenue Service takes the position that the notes are CPDIs, a United States holder may be required (i) to accrue interest income at a rate higher than the stated interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or retirement of the notes. You should consult your tax advisor about the risk of the notes being treated as CPDIs. The remainder of this discussion assumes that the notes are not CPDIs.

United States holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (b) if a valid election is made to treat the trust as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, retirement, or other taxable disposition of the notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale, retirement, or other taxable disposition of your note equal to the difference between the amount you realize on such disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments to the extent not previously included in income), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare tax.    A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States alien holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of FATCA and backup withholding below, if you are a United States alien holder of a note:

•

you generally would not be subject to United States federal income or withholding tax on payments of interest that is not effectively connected with your conduct of a trade or business within the United States, to you if:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

2.	you are not a controlled foreign corporation that is related to the Company through actual or constructive stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an IRS Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.	U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN, W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN, W-8BEN-E or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations; and

•

you generally will not be subject to United States federal income tax on any gain that you realize on the sale, retirement or other taxable exchange of your note (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed in the first bullet above) unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable);

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Even if you do not satisfy the requirements above, you may be entitled to a reduction in or an exemption from withholding on interest as a result of either (a) an applicable tax treaty or (b) the holding of our notes by you in connection with your conduct of a trade or business within the United States and the interest being paid in connection with that trade or business. To claim such a reduction or exemption from withholding, you must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which you reside or are established, or (b) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States. These certifications must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If interest paid to you is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you furnish appropriate certification, as described above), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a United States holder. In addition, a United States alien holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items. You should consult your tax advisors regarding your entitlement to benefits under any applicable income tax treaty.

Further, a note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup withholding and information reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal or interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability, provided the required information is timely furnished to the IRS.

Certain ERISA considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” (as defined in Section 3(42) of ERISA) with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition and holding of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which the Issuer, the Guarantor, the Calculation Agent, the Registrar and Paying Agent or a Manager or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Underwriting

We and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal amount notes
J.P. Morgan Securities LLC.	$252,000,000
SunTrust Robinson Humphrey, Inc.	204,000,000
Wells Fargo Securities, LLC	204,000,000
Goldman, Sachs & Co.	156,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	156,000,000
MUFG Securities Americas Inc.	156,000,000
U.S. Bancorp Investments, Inc.	72,000,000
Total	$1,200,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

It is expected that delivery of the notes will be made against payment therefor on or about March 22, 2017, which is the 10th business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next 6 succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next 6 succeeding business days should consult their own advisors.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with the purchase of securities.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

We have agreed that we will not, for a period of 60 days after the date of the delivery of the notes, without first obtaining the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes offered hereby.

Affiliates of all of the underwriters in this offering serve as agents and/or lenders under our revolving credit facility and certain of the underwriters or the respective affiliates may be holders of the old notes and, therefore, will receive a portion of the net proceeds of this offering. In addition, Merrill Lynch, Pierce, Fenner & Smith or its affiliates served as our financial advisor in connection with our acquisition of all of the outstanding stock of UAM. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of WellCare (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with WellCare. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State may be made other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter:

(a)	may only communicate or cause to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter may not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Validity of notes

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by Latham & Watkins LLP, New York, New York.

Experts

The consolidated financial statements of WellCare Health Plans, Inc. as of December 31, 2016, and for each of the years in the three-year period ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Prospectus

Common stock

Preferred stock

Depositary shares

Warrants

Securities purchase contracts

Units

Debt securities

WellCare Health Plans, Inc. may offer and sell, from time to time, in one or more offerings, any combination of the following securities: common stock, preferred stock, depositary shares, warrants, securities purchase contracts, units and debt securities in amounts, at initial prices, and on terms determined at the time of offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide by supplements to this prospectus the specific terms and manner of offering of the securities that we actually offer. These prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that describes the terms and manner of offering of those securities.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “WCG.”

Our principal executive office is located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634 and our telephone number is (813) 290-6200.

You should read this entire prospectus, the documents that are incorporated by reference into this prospectus and any prospectus supplement carefully before you invest in us.

Investing in the securities involves risks. See “Risk Factors,” beginning on page 2 and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 5, 2015.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

We have provided you only with the information contained in this prospectus, including information incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of securities is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into this prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to WellCare Health Plans, Inc.

Risk factors

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference into this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, as well as the information relating to us identified herein in “Cautionary Statement Concerning Forward-Looking Statements”, before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

Incorporation of certain information by reference

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 17, 2015 (File No. 001-32209);

•

our Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed on May 7, 2015, our Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed on August 5, 2015 and our Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed on November 5, 2015;

•

our Current Reports on Form 8-K filed with the SEC on January 21, 2015, March 4, 2015, March 5, 2015, March 23, 2015, May 11, 2015, May 12, 2015, May 18, 2015, May 28, 2015, June 1, 2015, July 8, 2015, and September 10, 2015; and

•

our Registration Statement on Form 8-A filed with the SEC on June 9, 2004 (File No. 001-32209), which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (File. No. 333-112829), and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into a particular filing, by requesting them in writing, by telephone or via the Internet at:

WellCare Health Plans, Inc.

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Internet Website: www.wellcare.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

Forward-looking statements

Statements contained in this prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, which are not historical fact may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions for forward-looking statements contained therein. Such statements may address, among other things, our financial outlook, the timing of the launch of new programs, rate changes, market acceptance of our products and services, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, implementation of our growth strategies, projected capital expenditures, liquidity and the availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. You are cautioned that forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s current expectations and beliefs about future events and circumstances. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Given the risks and uncertainties inherent in forward-looking statements, any of our forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements. Subsequent events and developments may cause actual results to differ, perhaps materially, from our forward-looking statements. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation, delay, suspension or amendment of our state and federal contracts. In addition, our results of operations and estimates of future earnings depend, in large part, on accurately estimating and effectively managing health benefits and other operating expenses. A variety of factors, including the outcome of any protests related to Medicaid awards, competition, changes in health care practices, changes in the demographics of our members, higher than expected utilization of health care services by our members, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or suspensions or terminations of our contracts with government agencies, new technologies, such as new, expensive hepatitis C medications, potential reductions in Medicaid and Medicare revenue, our ability to negotiate actuarially sound rates, especially in new programs with limited experience, government-imposed surcharges, taxes or assessments, changes to how provider payments are made by governmental payors, the ability of state customers to launch new programs on their announced timelines, major epidemics, disasters and numerous other factors affecting the delivery and cost of health care, such as major health care providers’ inability to maintain their operations and our ability to implement medical expense initiatives, ability to control our medical costs, including through our vendors, and other operating expenses may affect our premium revenue, medical expenses, profitability, cash flows and liquidity. Governmental action or inaction could result in premium revenues not increasing to offset any increase in medical costs, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) industry fee or other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, costs that exceed our estimates or our regulators’ actuarial pricing assumptions during such periods generally may not be able to be recovered through higher premiums or rate adjustments. Furthermore, if we are unable to estimate accurately incurred but not reported medical costs or premium deficiency reserves in the current period, our future profitability may be adversely affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.

In addition, the risks and uncertainties include, but are not limited to, our progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, delivering prudent, profitable growth, and achieving service excellence, our ability to effectively estimate and manage growth, our ability to address operational challenges relating to new business, including, but not limited to, our ability to meet the requirements of readiness reviews, our ability to effectively execute and integrate acquisitions and the performance of our acquisitions once acquired. Due to these factors and risks, we may be required to write down or take further impairment charges of assets associated with acquisitions. Furthermore, at both the federal and state government levels, legislative and regulatory proposals have been made related to, or potentially affecting, the health care industry, including, but not limited to, limitations on managed care organizations, including changes to membership eligibility, benefit mandates, and reform of the Medicaid and Medicare programs. Any such legislative or regulatory action, including benefit mandates or reform of the Medicaid and Medicare programs, could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical and administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect or ramifications of such future legislation, action or regulation on our business. We also may be unable to comply with the terms of our Corporate Integrity Agreement, which could result in monetary penalties or exclusion from participating in federal health care programs.

For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and, to the extent applicable, our Quarterly Reports on Form 10-Q and the accompanying prospectus supplement.

Our company

Through our licensed subsidiaries, as of September 30, 2015, we operated our Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New Jersey, New York and South Carolina through our licensed subsidiaries. We also operated our Medicare Advantage, or MA, coordinated care plans, or CCPs, administered through our health maintenance organizations, or HMO, and insurance subsidiaries, in Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, Kentucky, Mississippi, New Jersey, New York, South Carolina, Tennessee and Texas, as well as a stand-alone Medicare prescription drug plan, or PDP, in 49 states and the District of Columbia. We believe that our broad range of experience and exclusive government focus allows us to effectively serve our members, partner with our providers and government clients, and efficiently manage our ongoing operations.

All of our Medicare plans are offered under the WellCare name, for which we hold a federal trademark registration, with the exception of our Hawaii CCP, which we offer under the name ‘Ohana. Conversely, we offer our Medicaid plans under a number of brand names depending on the state, consisting of the Staywell and HealthEase brands in Florida, the ‘Ohana brand in Hawaii, the Harmony brand name in Illinois and the WellCare brand name in Georgia, Kentucky, New York and Ohio.

We were formed as a Delaware limited liability company in May 2002 to acquire our Florida, New York and Connecticut health plans. The acquisition of the health plans was completed through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, the limited liability company was merged into a Delaware corporation and we changed our name to WellCare Health Plans, Inc.

Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634, and our telephone number is (813) 290-6200. We maintain a website at www.wellcare.com. The information on our website is not incorporated by reference into, and you must not consider the information to be, a part of this prospectus.

Use of proceeds

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities by us to provide additional funds for general corporate purposes, which may include:

•	reducing or refinancing debt;
•	funding investments in, or extensions of credit to, our subsidiaries;
•	financing acquisitions;
•	working capital; and
•	redeeming outstanding securities.

Pending such use, we may temporarily invest net proceeds in highly liquid assets.

Consolidated ratios of earnings to fixed charges

We have computed our ratio of earnings to fixed charges for each of our fiscal years ended December 31, 2010,

2011, 2012, 2013 and 2014 and for the nine months ended September 30, 2015. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the Registration Statement of which this prospectus forms a part. If we offer preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. In accordance with Item 503(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the ratio of earnings to fixed charges: (a) fixed charges represents interest expense, amortization of debt costs and the portion of rental expense representing the interest factor; and (b) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes) and fixed charges.

Our ratios of earnings to fixed charges are set forth below for the periods indicated:

	Year ended December 31,						Nine months ended September 30, 2015
	2010		2011	2012	2013	2014
Ratio of earnings to fixed charges	(a	)	58.66	63.60	21.33	5.29	8.36

(a)	The ratio coverage was less than 1:1. For the year ended December 31, 2010, we would have needed to generate additional earnings of $72.9 million as earnings were inadequate to cover fixed charges as a result of investigation-related litigation and other resolution costs.

Description of common stock

The following description sets forth certain general terms of the common stock to which a prospectus supplement may relate. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries. For a complete statement of the terms and rights of our common stock, you should review the description of our common stock in the Form 8-A, which we have incorporated by reference, our amended and restated certificate of incorporation, as amended to date, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part, and Delaware corporate law.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights nor additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. Any shares issued pursuant to this prospectus will be fully paid and nonassessable.

Our certificate of incorporation, as amended, provides that we may issue up to 100,000,000 shares of common stock, par value $0.01 per share. As of October 30, 2015, there were 44,105,080 shares of our common stock outstanding.

Delaware anti-takeover law and provisions in our charter and bylaws

Delaware anti-takeover statute.    We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subject to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Certificate of incorporation.    Our certificate of incorporation provides that:

•

our board of directors may issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock, and our board of directors has broad power to establish the rights and preferences of such undesignated preferred stock, making it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences;

•	any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

•	only the majority of our whole board of directors or our chief executive officer may call a special meeting of stockholders;

•

our bylaws may be amended upon the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class;

•	our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval;

•	vacancies on the board, including newly-created directorships, can be filled for the remainder of the relevant term by a majority of the directors then in office;

•

our directors are elected annually and serve for one-year terms until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified or until his or her earlier death, resignation or removal, and cumulative voting in the election of directors is not permitted;

•

subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all our shares entitled to vote generally in the election of directors, voting together as a single class;

•

our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

•	we must indemnify our directors and officers to the fullest extent authorized by Delaware law;

•

expenses (including attorneys’ fees, costs and charges) incurred by our directors or officers in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us as authorized in our certificate of incorporation;

•

certain provisions in our certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, including the provisions governing the board of directors, limitation of liability, indemnification, actions and special meetings of stockholders and amendment of the certificate of incorporation;

•

unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of a breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws (as either may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine.

Bylaws.    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received: not earlier than 120 days prior to the annual meeting of stockholders; and not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received: not later than on the tenth day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, our certificate of incorporation permits our board of directors to amend or repeal our bylaws by majority vote, while the amendment or repeal of our bylaws by the stockholders requires the affirmative vote of at least 66-2/3% of the voting power of all our shares entitled to vote, voting together as a single class.

The provisions in our certificate of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of WellCare. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of WellCare that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of WellCare. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of WellCare. They also may have the effect of preventing changes in our management.

Transfer agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “WCG.”

Description of preferred stock

The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC in connection with the public offering of any preferred stock.

General

Under our certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.

For each series of preferred stock the board of directors may fix the voting powers, designations, preferences and relative participating, optional or other rights, if any, and any qualifications, limitations and restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series.

In addition, as described under “DESCRIPTION OF DEPOSITARY SHARES,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our certificate of incorporation.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class. No separate vote of the holders of any series of preferred stock is required for an increase or decrease in the number of authorized shares of that series.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holders’, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;
•	as otherwise stated in the certificate of designations establishing the series; or
•	as required by applicable law.

Transfer agent and registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Governing law

The preferred stock will be governed by Delaware law.

Description of depositary shares

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with any issuance of depositary shares.

Description of depositary shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share, or multiple shares, of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share, or multiple shares, of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of preferred stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and other distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of depositary shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary upon redemption of the preferred stock. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of preferred stock represented by depositary shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will take all reasonable actions requested by the depositary in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares or may vote them proportionately with instructions received.

Conversion or exchange

If the prospectus supplement relating to the depositary shares states that the deposited preferred stock is convertible or exercisable or exchangeable, the following will apply. The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and termination of the deposit agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary registrar or transfer agent, or prejudices an important right of holders, it will become effective only with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of depositary and expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on our obligations and liability to holders of depositary receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the deposit agreement;

•

we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•

we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we and the depositary believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and removal of depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Form of preferred stock and depositary shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE.” All preferred stock will be issued in registered form.

We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. Depositary shares will be issued in registered form.

Description of warrants

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further material terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with any issuance of warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of rights; governing law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

Description of securities purchase contracts

This section describes the general terms of the securities purchase contracts that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract. The prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts described in this prospectus.

Stock purchase contracts

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of any stock purchase contracts or stock purchase units, as well as any material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

Debt purchase contracts

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of: (a) any debt purchase contracts or debt purchase units; (b) the collateral arrangements and depositary arrangements, if applicable, relating to such debt purchase contracts or debt purchase units; and (c) if applicable, the prepaid debt purchase contracts and the document pursuant to which such prepaid debt purchase contracts will be issued. In addition, such prospectus supplement will describe any material United States federal income tax considerations applicable to the debt purchase contracts and the debt purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any debt purchase contracts that may be issued separately or as a part of debt purchase units.

Description of units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the price or prices at which we will issue the units;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the material terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Description of debt securities

Debt securities may be senior or subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or of our respective subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of us.

None of our shareholders, officers, directors, or employees has any obligation for payment of debt securities or for any of our obligations, covenants or agreements contained in the debt securities or the applicable indenture. By accepting the debt securities, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of debt securities. This waiver and release will not apply to the liability of our subsidiaries solely in their capacity as guarantors of any series of our debt securities and solely to the extent of any such guarantees.

Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture, in each case as supplemented, if applicable. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York Mellon Trust Company, N.A. (“The Bank of New York Mellon”). We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of WellCare Health Plans, Inc., and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than The Bank of New York Mellon is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if other than as set forth in the indenture, provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including our subsidiaries;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at premium, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Our relationship with the trustee

The Bank of New York Mellon has provided commercial banking and other services for us and our affiliates in the past and may do so in the future.

The Bank of New York Mellon will initially serve as the trustee for the senior debt securities and the subordinated debt securities. We may appoint other parties to serve as trustee or co-trustee as may be indicated in the applicable prospectus supplement. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and the issuer of the debt securities would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving the issuer of the debt securities default notice or for the default having to exist for a specific period of time were disregarded.

Legal ownership and book-entry issuance

In this section, we describe special considerations that will apply to registered securities issued in global— i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the legal owner of a registered security?

Each debt security, common or preferred share and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-entry owners

We expect to issue debt securities, preferred shares and depositary shares in book-entry form only. We may also issue common shares in book-entry form, as well. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street name owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal holders

Our obligations, as well as the obligations of the trustee under either indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special considerations for indirect owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a global security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book- entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s option to obtain a non-global security; special situations when a global security will be terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred shares or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special timing considerations for transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Plan of distribution

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;
•	through agents;
•	to or through underwriters or dealers; or
•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

At-the-market offerings

If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common stock, the amounts underwritten, and the nature of its obligations to take our common stock will be described in the applicable prospectus supplement.

Underwriters and agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; other relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market making, stabilization and other transactions

There is currently no market for any of the offered securities other than the shares of common stock, which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the offered securities (other than the common stock) on any securities exchange; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Validity of securities

In connection with particular offerings of securities in the future, the legal validity of the securities may be passed upon for us by Bass, Berry & Sims PLC, counsel to WellCare Health Plans, Inc. The validity of any securities issued under this prospectus will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.